UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Metro One Telecommunications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENHANCED TELECOM SERVICES

July 6, 2007

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Metro One Telecommunications, Inc. The meeting will be held on August 14, 2007, at 9:00 a.m., local time, at Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon. The directors of Metro One and I look forward to greeting as many of our shareholders as possible.

At this meeting, you will be asked to consider and approve the issuance of additional shares in connection with a $10 million financing transaction, which will bring us much needed capital. We are seeking your approval as a condition to completing the second phase of the financing transaction in order to comply with the The Nasdaq Stock Market’s continued listing requirements. The Board of Directors recommends that you vote FOR the issuance of these additional shares (Proposal II). Please refer to the attached proxy statement for more detailed information.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This will ensure representation of your shares if you are unable to attend. Instructions on how to vote your shares by telephone or via the Internet can be found on the proxy card.

On behalf of the Board of Directors, I would like to express our continued appreciation for your interest in Metro One’s business affairs.

Sincerely,

Gary E. Henry
President and Chief Executive Officer

Metro One Telecommunications, Inc.
11200 Murray Scholls Place
Beaverton, Oregon 97007

Notice of Annual Meeting of Shareholders

To be held August 14, 2007

To the Shareholders of

Metro One Telecommunications, Inc.:

Notice is hereby given that the annual meeting of shareholders of Metro One Telecommunications, Inc. (“Metro One”) will be held on August 14, 2007, at 9:00 a.m., local time, at Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon, for the following purposes:

1.                              To elect two Class III directors;

2.                              To approve the issuance of additional shares in connection with a financing transaction;

3.                              To ratify the selection by the Audit Committee of the Board of Directors of BDO Seidman, LLP as Metro One’s independent registered public accounting firm for the year ending December 31, 2007; and

4.                              To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed June 5, 2007, as the record date for the meeting. Only holders of record of shares of Metro One Series A convertible preferred stock and common stock at the close of business on the record date will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

By Order of the Board of Directors

Gary E. Henry
President, Chief Executive Officer and Secretary
Beaverton, Oregon
July 6, 2007

Metro One Telecommunications, Inc.
11200 Murray Scholls Place
Beaverton, Oregon 97007

Proxy Statement
For the Annual Meeting of Shareholders
To be held August 14, 2007

The Board of Directors of Metro One Telecommunications, Inc. is furnishing this proxy statement to Metro One’s shareholders to solicit proxies for use at the annual meeting of shareholders to be held on August 14, 2007, at 9:00 a.m., local time, at Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon, and at any adjournments or postponements of the meeting. In this proxy statement, “Metro One,” “we,” “us” and “our” refer to Metro One Telecommunications, Inc.

This proxy statement, together with the enclosed proxy, is expected to be first mailed to shareholders on or about July 6, 2007.

Record Date

The Board of Directors has fixed June 5, 2007, as the record date for the meeting. Only holders of record of shares of Metro One Series A convertible preferred stock (“convertible preferred stock”) and common stock (“common stock”) at the close of business on the record date will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting. On the record date, there were outstanding 6,233,326 shares of our common stock and 220 shares of our convertible preferred stock.

Quorum

A quorum must be present at the meeting with respect to a proposal for action to be taken on that proposal. The presence, in person or by proxy, of a majority of the voting power of outstanding shares of convertible preferred stock will constitute a quorum for purposes of taking action on the election of directors. The presence, in person or by proxy, of a majority of the voting power of outstanding shares of common stock will constitute a quorum for purposes of taking action on proposal II. The presence, in person or by proxy, of a majority of the total voting power of the outstanding shares of convertible preferred stock and common stock, taken together as a single class, will constitute a quorum for the transaction of other business at the meeting. Abstentions and broker nonvotes will be counted as present for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

Voting

Each holder of record of our common stock at the close of business on the record date is entitled to one vote for each share of common stock registered in the shareholder’s name, and each holder of record of convertible preferred stock at the close of business on the record date is entitled to an approximately 0.856 vote for each share of common stock into which the convertible preferred stock registered in the shareholder’s name could be converted. For additional limitations on voting of the convertible preferred stock, see “Proposal II—Description of Capital Stock—Series A Convertible Preferred Stock—Voting.”  At the record date, the holders of our common stock were entitled to a total of 6,233,326 votes and the holders of our convertible preferred stock were entitled to a total of 1,057,977 votes. As discussed with respect to each proposal, approval may require the requisite vote of common stock, of convertible preferred stock or of both, voting as a single class.

Proxy Instructions

You may vote your shares (1) over the telephone by calling a toll-free number, (2) by using the Internet, or (3) by mailing in your proxy card. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on August 13, 2007. If you wish to vote using the proxy card, complete, sign and date your proxy card and return it to us before the meeting.

Whether you choose to vote by telephone, over the Internet, or by mail, you may specify whether your shares should be voted for all, some, or none of the nominees for directors (Proposal I), and whether you approve, disapprove or abstain from voting on any of the other proposals. If you do not specify on your proxy card, or when giving your proxy by telephone or over the Internet, how you want to vote your shares, the proxy holders will vote them FOR each of the nominees for director (Proposal I), FOR the approval of the issuance of additional shares in connection with a financing transaction (Proposal II), and FOR the ratification of the selection of BDO Seidman, LLP as Metro One’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal III).

Revocation of Proxies

Your presence at the meeting will not automatically revoke your proxy. You may, however, revoke your proxy at any time prior to its exercise by (1) submitting a written notice of revocation to Secretary, Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon 97007, (2) submitting another proxy by telephone, via the Internet, or by mail that is later dated and, if by mail, that is properly signed, or (3) attending the meeting and voting in person. All valid, unrevoked proxies will be voted at the meeting.

Election of Directors
(Proposal I)

Nominees and Directors

The authorized number of our directors currently ranges from three to nine. Our Board of Directors has fixed the number of directors at six. Our articles of incorporation provide that, so long as the number of directors is fixed at six or more, our directors are divided into three classes, Class I, Class II and Class III. Each year, a different class of directors is automatically up for election at each annual meeting for a three-year term; provided, however, that the holders of our convertible preferred stock, voting separately as a class, have the right to elect members of our Board of Directors as summarized below. This year our Class III directors are up for election and, if elected by the shareholders, will hold office until the 2010 annual meeting and until their successors are elected and qualified.

Under the Articles of Amendment that we filed with the Oregon Secretary of State in connection with the initial closing of our financing transaction, for so long as at least 203 shares of convertible preferred stock are outstanding, the holders of the convertible preferred stock, voting separately as a class, will have the right to elect two members of our Board of Directors. Once at least 540 shares of convertible preferred stock are outstanding, the holders of the convertible preferred stock, voting separately as a class, will have the right to elect a majority of the members of our Board. At present, there are 220 shares of convertible preferred stock outstanding.

Effective at the initial closing of the financing transaction on June 5, 2007, Messrs. Kenneth D. Peterson, Jr. and Jonathan A. Ater were elected as directors to fill the two existing vacancies created by the resignations of Messrs. William Rutherford and Murray Swanson. Mr. Peterson is the Chairman and

Chief Executive Officer of Columbia Ventures Corporation, which is an investor in the financing transaction, and Mr. Ater was recommended to serve on our Board of Directors by Mr. Peterson. Mr. Peterson, who is currently a Class III director, and Mr. Ater, who was originally elected to fill a vacancy in our Class II directors, have been designated as the nominees of the holders of convertible preferred stock and of our Board for election as Class III directors, to serve until the 2010 annual meeting and until their successors are elected and qualified. Consequently, because the only nominees to be elected at the annual meeting are those of the holders of the convertible preferred stock, they will be elected by vote of the holders of convertible preferred stock, and the holders of common stock will not have any right to vote on members of the Board of Directors at the annual meeting.

It is not anticipated that the nominees will decline or be unable to serve as directors. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by the present Board of Directors.

The following table sets forth the names of the members of the Board of Directors who are up for election at and/or who will be continuing on the Board after this annual meeting. The table also includes each director’s age, class, the periods during which each has served as a director and the positions currently held by him or her.

Name	Age	Director Since	Class	Current Term Expires	Position With Metro One
Elchanan (Nani) Maoz	40	2006	I	2008	Director
Mary H. Oldshue	55	2006	I	2008	Director
Gary E. Henry	50	2004	II	2009	President, Chief Executive Officer, Secretary and Director
Jonathan A. Ater	66	2007	II	2009	Director
Kenneth D. Peterson, Jr.	54	2007	III	2007	Chairman of the Board

As mentioned above, Mr. Ater is currently a Class II director but is up for election as a Class III director. James Usdan, who is currently a Class III and whose term expires this year at the annual meeting, is not up for election. Certain information as to the nominees who are up for election at the meeting follows:

Nominees for Class III Directors (Term to Expire in 2010)

Jonathan A. Ater is a partner of Ater Wynne LLP, a law firm based in Portland, Oregon, with which he has been affiliated since 1970. Mr. Ater serves as principal or general counsel for several corporate entities, and for the Medical Society of Metropolitan Portland. He also serves as vice-chair of the Oregon Health Policy Commission and was co-chair of the Governor’s 2004 Mental Health Task Force, as well as a member of several working groups advising senior management of the Oregon Department of Human Resources. Mr. Ater is a director of Axio Research Corporation, a private biostatistics service provider. He holds a Bachelor of Arts degree from Yale University and a LL.B. degree from the Yale Law School.

Kenneth D. Peterson, Jr. has been the Chairman and Chief Executive Officer of Columbia Ventures Corporation, located in Vancouver, Washington, since its inception in 1988. Prior to 1988, Mr. Peterson was engaged in a private legal practice. Columbia Ventures is a private equity firm that makes passive and actively managed investments in a variety of companies, both public as well as private. Mr. Peterson serves as a director of American Capital Strategies, Ltd. (traded on NASDAQ), and European Capital Ltd. (traded on the London Stock Exchange), both asset management companies, and the Washington Policy Center. He is the Chairman of the Board of One Communications, a private telecommunications company headquartered in the Northeastern United States. Mr. Peterson holds an A.B. Degree in Government from The College of William and Mary and a J.D. Degree from Willamette University College of Law.

Certain information as to the continuing directors who are not up for election at the meeting follows:

Continuing Class I Directors (Current Term Expires in 2008)

Elchanan (Nani) Maoz has served as the Chairman of Everest Funds LP, an investment partnership that he founded, since 2000. From 1998 to 2000, Mr. Maoz served as manager of the General Partner to the Galil Fund, an investment partnership. From 1994 to 1998, Mr. Maoz held a number of different positions with Dovrat Shrem & Company Investment Management Ltd, an investment company, including chairman of Dovrat Shrem Enterprises and board member of Dovrat Shrem & Co. Provident Fund Management. Mr. Maoz serves on the Israeli Board of the America Israel Friendship League and is a director of a private software company. A former member of the Israeli Army and the elite Special Forces, Mr. Maoz holds a Bachelor of Science degree in Engineering with honors from King’s College, University of London.

Mary H. Oldshue has served as a Principal of Arras Advisory Associates, a financial and business development service provider, since 1994. In 2005 she served briefly as a Senior Consultant with RV Kuhns & Associates, an investment consulting firm. She also served as Vice President, Development and Finance from 1991 to 1992 and as CFO from 1987 to 1991 of Pacific Development Inc., a real estate entity formed by PacifiCorp, a NYSE-listed company. From 1980 to 1987, Ms. Oldshue served in a number of capacities, including as Treasurer, at NERCO, Inc, a NYSE-listed natural resources company. Prior to 1980, Ms. Oldshue held management positions with QUALICO, First Interstate Bank of Oregon and Chemical Bank. Ms. Oldshue has also served on the boards of a number of professional and civic organizations, which currently include the Board of Trustees of Marylhurst University, the Advisory Council of the Center for Ethics in Healthcare, the Oregon Health & Sciences University and the board of the Associated Alumnae/i of Vassar College (AAVC). Ms. Oldshue holds a Bachelor of Arts degree from Vassar College.

Continuing Class II Directors (Current Term Expires in 2009)

Gary E. Henry joined Metro One in 1992 and has served as our President and Chief Executive Officer since 2006 and a director since 2004. Mr. Henry served as Executive Vice President—Chief Operating Officer and Corporate Secretary from 1999 to 2006, when he became our President and Chief Executive Officer. From 1992 to 1999, he served Metro One in a variety of operational positions, including Senior Vice President and Vice President—Field Operations. From 1985 to 1992, he served as Senior Vice President, Executive Corporate Services Director for Imperial Corporation of America, Inc., a financial institution. Mr. Henry holds a Bachelor of Arts degree in Public Administration from San Diego State University.

Jonathan A. Ater currently serves as a Class II director, but has been nominated as a Class III director. If he is elected at this annual meeting as a Class III director, there will be a vacancy in the Class II directors.

Board Recommendation; Vote Required

The Board of Directors recommends a vote FOR the election of each of the nominees for director.   If a quorum is present at the meeting, the affirmative vote of the holders of not less than a plurality of the voting power of our convertible preferred stock, voting as a separate class, present or represented and entitled to vote at the annual meeting is required for the election of a director. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists but will have no effect on the determination of whether a plurality exists with respect to a given nominee.

Approval of the Issuance of Additional Shares in Connection with a Financing Transaction
(Proposal II)

Summary of Transaction

Our Board of Directors has approved the terms of a financing transaction pursuant to a securities purchase agreement between us and Columbia Ventures Corporation (“Columbia”) and Everest Special Situations Fund L.P. (“Everest”), two private investment firms. Under the securities purchase agreement:

•       At an initial closing on June 5, 2007, we issued (i) 220 shares of our newly authorized Series A convertible preferred stock (“convertible preferred stock”) at a purchase price of $10,000 per share, together with warrants to purchase an additional 77 shares of convertible preferred stock at an exercise price of $10,000 per share, for gross proceeds of $2.2 million; and (ii) senior secured convertible revolver bridge notes (the “convertible notes”) drawable upon the satisfaction of certain conditions in an aggregate maximum principal amount of $7.8 million.

•       Subject to shareholder approval of this proposal and the satisfaction of certain closing conditions, we will issue at a second closing 780 shares of convertible preferred stock on funding and conversion of the convertible notes at a rate of $10,000 per share, and additional shares of convertible preferred stock for accrued interest on any amounts drawn by us on the convertible notes, together with warrants to purchase an additional 273 shares of convertible preferred stock.

A copy of the securities purchase agreement is included in this proxy statement as Annex A. Also included in this proxy statement as Annex B is a copy of the registration rights agreement required by the securities purchase agreement. Other financing documents were filed on June 8, 2007 as exhibits to our Form 8-K and can be accessed through the website of the Securities and Exchange Commission (www.sec.gov). The material terms of these agreements are summarized below under “Summary of Agreements.”  The following summary is intended to provide you with certain information concerning the financing; however, it is not a substitute for reviewing the documents that are included in this proxy statement.

Convertible Preferred Stock.   Each share of convertible preferred stock has a stated value of $10,000 and is convertible into shares of our common stock at an initial conversion price of $1.78 per share (subject to antidilution provisions discussed below). The shares of convertible preferred stock we issued at the initial closing are convertible at any time after August 5, 2007, at the initial conversion price into an aggregate of 1,235,955 shares of our common stock, which constitute approximately 16.5% of our outstanding common stock on an as converted basis. The shares of convertible preferred stock to be issued at the second closing will initially be convertible at the initial conversion price into an aggregate of 4,382,022 shares of our common stock (not including any additional shares issued for accrued interest on the convertible notes) and, when added to the shares issued at the initial closing, will constitute approximately 47.4% of our outstanding common stock on an as converted basis. A description of the material terms of our convertible preferred stock, including certain restrictions on the conversion rights of the holders prior to shareholder approval, is set forth below under “Description of Capital Stock—Series A Convertible Preferred Stock.”  A copy of the articles of amendment establishing the convertible preferred stock is included in this proxy statement as Annex C.

Convertible Notes.   The convertible notes have a four-month term and accrue interest due at maturity at 13% per annum on outstanding amounts. Funds can only be drawn by us under the convertible notes when our non-restricted cash balance falls below $3.0 million and certain other conditions are met, but the amount that can be drawn may not exceed the amount necessary to raise our non-restricted cash balance to $3.5 million. No amounts have yet been drawn under the convertible notes. Immediately following shareholder approval of this proposal, assuming that the certain conditions to closing have been satisfied, we will draw down the full remaining principal amount of the convertible notes and all the convertible notes will immediately be converted into 780 shares of convertible preferred stock. Any accrued interest will also convert into shares of convertible preferred stock. We have granted a security interest in certain of our assets as security for the repayment of amounts outstanding under the convertible notes. If our shareholders fail to approve this proposal, any amounts drawn under the convertible notes will become immediately due and payable.

Warrants.   The number of shares of convertible preferred stock that can be purchased on exercise of the warrants represents 35% on amounts invested in convertible preferred stock at the initial closing and upon conversion of the convertible notes at the second closing. The warrants have a term of two years and an initial all cash exercise price of $10,000 per share. Subject to shareholder approval of this proposal, the warrants we issued at the initial closing will be exercisable at the initial exercise price of $1.78 per share for an aggregate of 77 shares of our convertible preferred stock and the warrants to be issued upon conversion of the convertible notes will be exercisable at that initial exercise price for an aggregate of 273 shares of our convertible preferred stock. The 77 shares and 273 shares of convertible preferred stock issuable upon exercise of the warrants will be convertible at the initial conversion price of $1.78 per share into 432,584 and 1,533,707 shares of our common stock, respectively. If all of the convertible preferred stock (including the convertible preferred stock issuable on conversion of the convertible notes) is converted to shares of common stock, the warrants will be exchanged for warrants to purchase common stock.

Background and Reasons for the Financing

As a result of the termination of contracts with significant customers, including Nextel Communications, Inc. and AT&T Wireless, we have experienced significant operating losses and a reduction of cash flows over the last several years. To mitigate the loss of these customers, we have significantly reduced the direct costs of delivering our services as well as our general and administrative costs. In order to return to profitability, we will need to significantly increase our revenue base. While we have experienced successes during the past six months in acquiring significant customers, including Jingle Networks, Inc., One Communications and Hawaiian Telecom, Inc., our current liquidity position has continued to deteriorate and will restrict our ability to acquire new customers in the near future.

At March 31, 2007, we had cash and cash equivalents of approximately $7.2 million, down from approximately $12.0 million at December 31, 2006 (exclusive of approximately $4.7 million of restricted cash at each date). We received gross proceeds of approximately $2.2 million from the sale of convertible preferred stock, together with warrants, at the initial closing on June 5, 2007. We expect to continue to deplete these funds to finance our operations and will continue to incur operating losses for some period of time. This is attributable in large part to the long sales cycle that is typical in our industry for both new customer contracts and contract extensions. We will need the proceeds from the second closing to address our critical liquidity issues, support our working capital requirements, strengthen our balance sheet and support our business development efforts to return to profitability. Unless a realistic alternative should materialize, our inability to obtain these additional funds will most likely lead to an eventual wind-down of the business and liquidation.

Our Board of Directors has explored various strategic alternatives for some time and we have had conversations and, in some cases, negotiations with various prospective investors and purchasers of our business. The acquisition transactions that we explored were subject to various conditions and our Board believed that, for a variety of reasons, the likelihood of successfully closing such a transaction at a price that would be acceptable was remote. Effective as of April 2, 2007, we engaged XRoads Solutions Group, LLC (“XRoads”) to review and evaluate the strategic alternatives available to us, make recommendations to our Board and lead the execution of the strategies and work approved by the Board. The Board also appointed Alexander W. Stevenson, one of the principals of XRoads, as our Executive Vice President—Restructuring. The arrangement with XRoads provided for monthly fees, as well as a performance fee for certain types of transactions which we might undertake, including financings. It is anticipated that XRoads will receive a performance fee for this financing of approximately $250,000.

On April 11, 2007, XRoads made a presentation to the Board as to our strategic alternatives and recommended as an option to pursue, among others, a private financing. At that time, Elchanan (Nani) Maoz, one of our directors, indicated a willingness to explore such a financing among the entities with which he is affiliated and other entities with which he was familiar. At a meeting on April 12, 2007, the Board created a Special Committee consisting of two independent directors, Mary Oldshue and Murray Swanson, to, among other things, and with the assistance of its advisors, identify potential investors, review and evaluate the terms and conditions proposed, negotiate with any party they deem appropriate, determine the advisability of such a transaction and make recommendations to the full Board.

During the next several weeks, XRoads discussed the possibility of such a financing with Mr. Maoz of Everest, Mr. Peterson of Columbia and other potential investors. A proposed term sheet was prepared by the Special Committee, in consultation with its advisors, which, together with materials describing our business and financial data, was distributed by XRoads to Columbia and Everest on or about April 18, 2007, as well as to others that might have an interest in participating in a financing or other transaction. On May 2, 2007, the Special Committee and its advisors received a revised term sheet detailing a proposed investment by Columbia and Everest. The Special Committee and its advisors held a number of meetings and negotiations were conducted over the proposed terms. An agreement in principle on the terms and conditions of the financing was reached in the afternoon of May 15, 2007. A press release announcing the proposed transaction was issued the next day and the preparation of definitive documents was begun.

With the oversight of the Special Committee through a series of meetings and other communications during the next two weeks, the definitive documents were negotiated by Mr. Stevenson and counsel with representatives of, and counsel to, Columbia and Everest. On May 30, 2007, the Special Committee met, reviewed the terms of the financing transaction that had been negotiated, determined the financing to be in the best interests of Metro One and the shareholders who are not participating in the financing and recommended that the Board approve and authorize Metro One to consummate the financing. In making this recommendation, the Special Committee had considered whether there were any realistic alternatives to the financing that might be reasonably available, or likely to be completed, within the timeframe to meet our near term needs.

At a meeting held on June 1, 2007, without Mr. Maoz participating, the Board upon consideration of the terms of the financing transaction, a presentation by XRoads and the recommendation of the Special Committee, voted, with Mr. Usdan abstaining, to approve the financing transaction and to authorize officers to enter into the definitive documents. The documents were signed and exchanged, and the initial closing occurred, on June 5, 2007, and press releases on the private placement and change in the composition of the Board were issued prior to the opening of the market the next morning. At the time of the initial closing, the resignations of Messrs. Rutherford and Swanson, and the election of Messrs. Peterson and Ater, as directors became effective.

Impact of the Financing on Existing Shareholders

Columbia and Everest both held shares of our common stock prior to this financing. If this proposal is approved, they will acquire a substantially greater equity ownership and the additional ownership will dilute our other existing shareholders. If all the convertible preferred stock issued in the initial and second closings were to be converted into common stock at the initial conversion price of $1.78 per share, our existing shareholders (exclusive of Columbia and Everest) would hold approximately 41.8% of our common stock, and Columbia and Everest would hold approximately 44.4% and 13.8% of our common stock, respectively. If the warrants were also to be exercised and the underlying convertible preferred stock converted into common stock at the initial price of $1.78 per share, our existing stockholders would hold 35.8% of our common stock and Columbia and Everest would hold approximately 49.3% and 14.6% of our common stock, respectively, and we would have received additional gross proceeds of approximately $3.5 million from the exercise of these warrants.

The holders of convertible preferred stock will have a claim against our assets senior to the claim of the holders of our common stock in the event of a liquidation and certain other events. Our existing shareholders will also have less influence on our affairs and the ability to control major corporate decisions. Columbia will be our largest shareholder with approximately 41.8% of the total voting power of our outstanding capital stock, before giving effect to the conversion of convertible preferred stock into common stock or the exercise of the warrants. As a result of the first closing and for so long as at least 203, but less than 540, shares of convertible preferred stock are outstanding, the holders of convertible preferred stock are entitled to elect two members of our Board. After the second closing and for so long as at least 540 shares of convertible preferred stock are outstanding, the holders of convertible preferred stock will be entitled to elect a majority of the members of our Board.

Accordingly, Columbia and Everest will have significant influence over matters submitted to our shareholders, including potential change-of-control transactions. Their interests may be different from your interests, and they may be in a position to influence us to act in a way inconsistent with the interests of public shareholders generally. This concentration of voting power may deter other companies from seeking to acquire us, which might depress the market price of our common stock.

Why We Need Shareholder Approval

Our common stock is listed on the Nasdaq Capital Market and we have agreed as a condition to continued listing to the corporate governance requirements of The Nasdaq Stock Market. Nasdaq’s Marketplace Rules require that listed companies obtain shareholder approval for any issuance of securities that would result in a change of control. These Rules also require listed companies to obtain shareholder approval for the issuance of securities in a private offering to officers, directors, employees or consultants at a price below the closing price on the date of sale, and for the issuance of securities in a private placement of common stock (or securities convertible into common stock) at a price less than the greater of the book or market value of the stock, if the issuance amounts to 20% or more of the common stock or 20% or more of the voting power before the issuance.

All of these Rules may be applicable to certain aspects of the financing transaction. We are therefore seeking shareholder approval in general for any issuance of securities that could result in the number of shares of common stock issuable upon conversion of the convertible preferred stock, combined with all other issuances required to be aggregated with such issuance under the Nasdaq Marketplace Rules in determining the need for shareholder approval for listing, equaling or exceeding 19.9% of the total number of shares of common stock outstanding immediately before the issuance. This would include, for example, the issuance of convertible preferred stock at the second closing, the issuance of convertible preferred stock on exercise of the warrants issued at the initial closing and the second closing, the issuance of common stock on conversion of the convertible preferred stock issued at the second closing and the issuance of any additional shares under antidilution provisions of these securities. In addition, we are seeking shareholder approval for the issuance of common stock on conversion of the convertible preferred stock issued to Columbia in an amount that, when aggregated with the number of shares of common stock then held by Columbia, would exceed 19.9% of the number of shares of common stock then outstanding, and the issuance of common stock on conversion of the convertible preferred stock issued to Everest.

Consequences of Failure of Shareholders to Approve

If our shareholders do not approve this proposal, the additional $7.8 million investment will not be received by us and we will have received only the funds invested at the initial closing. Unless a realistic alternative should materialize, our inability to obtain these additional funds will most likely lead to an eventual wind-down of the business and liquidation. The failure to obtain shareholder approval will also constitute an event of default under the convertible notes so that any amounts then outstanding will become immediately due and payable in full, together with any accrued but unpaid interest, and the security interest in certain of our assets can be enforced to the extent we are unable to repay those amounts.

Interest of Certain Persons in the Financing

Kenneth D. Peterson, Jr. and Jonathan A. Ater became members of our Board of Directors on June 5, 2007, at the time of the initial closing. These two individuals were appointed to our Board in fulfillment of a provision of the securities purchase agreement entitling the holders of the convertible preferred stock to two representatives on our Board of Directors prior to shareholder approval of this proposal. Mr. Peterson is the Chairman and Chief Executive Officer of Columbia, an investor in this financing, and Mr. Ater is a partner in the law firm of Ater Wynne LLP, and was designated for membership on our Board by Mr. Peterson.

Elchanan (Nani) Maoz, who has been one of our directors since April 2006, is the Chairman and Chief Executive Officer of Maoz Everest Fund Management Ltd., which is general partner of Everest, the other investor in this financing.

For the details of the beneficial ownership of shares of our common stock by Columbia and Everest on the record date, June 5, 2007, see “Security Ownership of Certain Beneficial Owners and Management” elsewhere in this proxy statement.

Summary of Agreements

The following description summarizes the material provisions of the securities purchase agreement and the registration rights agreement, copies of which are included in this proxy statement as Annex A and Annex B, respectively. As this is only a summary, we urge you to read the complete agreements for the precise terms and other information that may be important to you.

Purchase and Sale of Securities.   Under the securities purchase agreement, as signed on June 5, 2007, we agreed to sell, and Columbia and Everest agreed to purchase,

•       at the initial closing, (i) 220 shares of convertible preferred stock at a price of $10,000 per share, together with warrants to purchase 77 additional shares of convertible preferred stock at an exercise price of $10,000 per share, for aggregate proceeds of $2.2 million, and (ii) convertible notes drawable upon satisfaction of certain conditions for up to an aggregate principal amount of $7.8 million; and

•       at a second closing, subject to shareholder approval of this proposal and the satisfaction of certain other conditions, 780 shares of convertible preferred stock on conversion of the convertible notes at a rate of $10,000 per share, and additional shares of convertible preferred stock for accrued interest on any amounts drawn by us on the convertible notes, together with warrants to purchase 273 additional shares of convertible preferred stock.

The shares of convertible preferred stock, warrants and convertible notes issued at the initial closing were allocated among Columbia and Everest as follows:  Columbia acquired 176 shares and warrants to purchase 61.6 additional shares of convertible preferred stock for an investment of $1,760,000; and Everest acquired 44 shares and warrants to purchase 15.4 additional shares of convertible preferred stock for an investment of $440,000. Of the $7.8 million maximum principal amount of convertible notes, notes in the maximum principal amounts of $6,240,000 and $1,560,000 were issued to Columbia and Everest, respectively.

Covenants.   In the securities purchase agreement, we have made a number of agreements with the investors, including the following:  (a) we will promptly following the initial closing prepare a proxy statement, call a meeting of shareholders to be held as soon as practicable to vote on the transaction and use our best efforts to solicit and obtain votes in favor of the transaction; (b) we will notify the investors of events, circumstances and occurrences that could reasonably be expected to result in a breach of our representations or warranties or covenants; and (c) without the investors’ consent, we will not enter into any new agreement or arrangement, or substantially modify or supplement any existing agreement or arrangement, with any of our officers or directors.

Registration Rights.   We must prepare and, as soon as practicable but in no event later than 30 calendar days after the initial closing, file with the SEC a registration statement on Form S-3 that allows for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “shelf registration statement”), provided that if the SEC determines that we are not eligible to register the resale of shares of our common stock on Form S-3, the shelf registration statement must be on Form S-1 and in such case must be filed no later than 60 days after determination by the SEC that Form S-3 is not available. The shelf registration statement will cover the resale of all shares of common stock issuable on conversion of the convertible preferred stock (including shares of convertible preferred stock issuable on exercise of the warrants) outstanding as of the second closing (“registrable securities”). If the shelf registration statement is not filed with the SEC within the 30- or 60-day period described above, we must pay liquidated damages to the investors (or their assigns) in an amount equal to 1.25% of the purchase price paid for the convertible preferred stock for each 30-day period or pro rata for any part thereof until such registration default is cured, provided that the liquidated damages shall not in the aggregate exceed 20% of the convertible preferred stock purchase price.

We must use our best efforts to have the shelf registration statement declared effective by the SEC as soon as practicable. If it is not declared effective by the SEC either (i) within 90 days after being first filed (with a 30 day extension in the event of a full review by the SEC), if filed on Form S-3 or (ii) within 120 days after being first filed, if filed on Form S-1, we must pay liquidated damages in the manner described above.

Subject to our ability to suspend the effectiveness of the shelf registration statement for a limited period of time under certain circumstances, we are required to maintain its effectiveness until the earliest of (i) the date on which all shares of common stock covered by the shelf registration statement have been sold thereunder, or (ii) the date on which all such shares of common stock can be sold during a three-month period without registration pursuant to Rule 144 or another similar exemption under the Securities Act.

After the effective date of the shelf registration statement, if there is not in existence an effective registration statement allowing for the registration and sale of all registrable securities, and if we receive a written request from the holders of at least 20% of the registrable securities then outstanding and not eligible for such registration, that we file a registration statement under the Securities Act covering the registration of all or a portion of such registrable securities (a “demand registration statement”), then we must use commercially reasonable efforts to file the demand registration statement as soon as practicable (and in any event within 30 days of the receipt of such request) and to cause it to become effective within 60 days after filing. If it is not filed or does not become effective within such time periods, we must pay liquidated damages in the manner described above. However, we are not required to file a demand registration statement during the six-month period immediately following the effective date of the shelf registration statement and are only required to file a demand registration statement if the aggregate offering price is at least $1.0 million. In addition, if we furnish a certificate signed by our President stating that we are engaged in an activity that, in the good faith judgment of our Board of Directors, is material and nonpublic and would be required to be disclosed in the applicable demand registration statement and such disclosure would be seriously detrimental to us and our shareholders, then we can direct that such registration request be delayed for a period of not more than 60 days, provided that we may not utilize this right more than once in any twelve-month period. We are not obligated to effect more than three demand registrations, provided that each has become effective and the registrable securities requested to be included therein have been included.

Holders of convertible preferred stock are also entitled to unlimited “piggy-back” registration rights on all future registrations by us (with certain limitations) and on any demand registrations of any other investors, subject to customary underwriters’ cutbacks to reduce the number of shares to be registered in view of market conditions.

We and the investors are required to indemnify each other (and certain other persons) for any claims resulting from, among other things, false or misleading statements, omissions, or violations of federal or state securities laws and any rules or regulations promulgated thereunder, for which we and they are responsible in any registration statement filed pursuant to the terms of the registration rights agreement. We are also obligated for registration expenses (exclusive of underwriting discounts and commissions) of all registrations on exercise of the registration rights described above, including the expense of one special counsel of the selling shareholders in each registration in an amount up to $40,000.

Expenses.   In addition to expenses incurred in connection with registration of our shares, we are obligated for all the expenses incurred in connection with the financing, including up to $100,000 of the legal fees and out-of-pocket expenses of counsel to the investors and the out-of-pocket expenses of the investors and their affiliates.

Conditions to Closing.   The initial closing was subject to the satisfaction of certain conditions, including the resignation and appointment of certain directors to reconstitute the Board of Directors. At each time we draw funds on the convertible notes and at the second closing, our representations and warranties in the securities purchase agreement must be accurate in all material respects and all authorizations and approvals with respect to issuance of the securities must be obtained and effective.

Representations and Warranties.   The securities purchase agreement contains various representations and warranties of the parties. Our representations and warranties pertain, among other things, to our organization, good standing, qualification, absence of conflicts, authorization, capitalization, governmental consents, securities law compliance, SEC reports and financial statements, absence of certain changes, litigation, patents and trademarks, permits, governmental regulation and absence of finders’ fees. The investors representations pertain, among other things, to authorization, investment intent and certain acknowledgements.

Indemnification.   The securities purchase agreement contains indemnification provisions that obligate us to defend or settle at our expense any third party claim, suit or proceeding against any investor related to any breach or inaccuracy of any representation or warranty or any breach of any covenant, agreement or undertaking made by us in the securities purchase agreement. We must also indemnify and hold each investor harmless from and pay any and all losses, expenses, costs and damages (including reasonable attorneys’ fees) attributable to such claim, suit or proceeding.

Termination.   The securities purchase agreement may be terminated at any time prior to the second closing: (i) upon the mutual consent of the parties; (ii) by us if any of the conditions to our obligation to close shall have become incapable of fulfillment and have not been waived by us; (iii) by the investors if any of the conditions to their obligation to close shall have become incapable of fulfillment and have not been waived by them; and (iv) by either us or the investors if the second closing has not occurred by October 5, 2007, unless the failure of the second closing to have occurred by such date is the result of any action or inaction under the securities purchase agreement by the party seeking termination.

Security.   We have granted a security interest in certain of our assets as security for repayment of amounts outstanding under the convertible notes.

Description of Capital Stock

Our authorized capital stock consists of 50 million shares of common stock, no par value, and 10 million shares of preferred stock, no par value, of which 1,385 shares have been designated as Series A convertible preferred stock. As of June 5, 2007, the record date for this annual meeting, 6,233,326 shares of our common stock and 220 shares of our convertible preferred stock were outstanding.

Common Stock.   Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to receive any lawful dividends that may be declared on our common stock by our Board of Directors. In the event of liquidation, dissolution or winding up, and subject to the rights of the holders of outstanding shares of preferred stock, the holders of shares of common stock are entitled to receive pro rata all of our remaining assets available for distribution to our shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock.   Our Board of Directors has the power to issue, from time to time, one or more series of preferred stock or special stock in any manner permitted by law and not inconsistent with our articles of incorporation or bylaws. Our Board has the authority, without further action by our shareholders, to fix and determine, subject to the provisions of our articles of incorporation, the rights and preferences of the shares of any additional series, which are to be established by a resolution or resolutions of the Board providing for the issuance of the series. Unless otherwise required by law or regulation to obtain shareholder approval, our Board of Directors may issue preferred stock without shareholder approval and with voting and conversion rights which could adversely affect the voting power of holders of common stock.

Series A Convertible Preferred Stock.   Our Board of Directors has designated 1,385 shares of preferred stock as Series A convertible preferred stock, of which 220 were issued in the initial closing and are outstanding. The following description summarizes the material terms of the convertible preferred stock. For a complete description of all terms that may be important to you, we urge you to read the copy of the articles of amendment, which is included in this proxy statement as Annex C.

General.   The shares of convertible preferred stock rank senior to the common stock with respect to the payment of dividends, distributions in liquidation and certain other events.

Dividends.   Dividends on the convertible preferred stock accrue at a rate of $400 per annum per share and are payable in cash upon each anniversary of June 5, 2007. Such dividends are cumulative, so that if at any time they have not been paid, the amount of the deficiency must be fully paid before any distribution, whether by way of dividend or otherwise, can be declared or paid with respect to the shares of any other class or series of our capital stock.

Liquidation Preference.   In the event of liquidation, dissolution or winding up, the holders of the convertible preferred stock are entitled to receive in preference to the holders of common stock an amount (the “liquidation preference”) equal to (a) the aggregate purchase price of the convertible preferred stock plus (b) any accrued but unpaid dividends. A merger, reorganization or other transaction in which control of us is transferred or a sale of all or substantially all of our assets will be treated as a liquidation at the option of the holders of a majority of the then outstanding shares of convertible preferred stock.

Election of Directors.   Following the conversion of the convertible notes, for so long as at least 540 shares of convertible preferred stock are outstanding, the holders of the convertible preferred stock, voting separately as a class, will have the right to elect a majority of the members of our Board of Directors. Prior to the conversion of the convertible notes, and following such conversion for so long as at least 203 but less than 540 shares of convertible preferred stock are outstanding, the holders of the convertible preferred stock, voting as a separate class, will have the right to elect two members of our Board.

Voting.   The holders of convertible preferred stock are entitled to vote together with the holders of common stock on all matters presented to our shareholders for consideration, except that as long as the holders of convertible preferred stock are entitled to vote as a separate class to elect members of the Board of Directors, they will not be entitled to vote for the remaining directors. When entitled to vote, each holder of convertible preferred stock will be entitled to the number of votes per share equal to the quotient obtained by dividing (a) the then applicable conversion price of the convertible preferred stock by (b) $2.08 for each share of common stock into which such shares of convertible preferred stock could be converted. Under our articles of amendment, prior to shareholder approval of this proposal, a holder of our convertible preferred stock that holds 10% or more of our outstanding capital stock shall not be permitted to exercise voting power with respect to all shares of our capital stock held by that holder that exceeds 19.9% of our total voting power. See “Protective Provisions” below for certain actions that require approval of holders of the convertible preferred stock. In addition, there are certain actions that may require a class vote of the convertible preferred stock under Oregon law.

Conversion.   Each share of convertible preferred stock may be converted at any time after August 5, 2007, at the option of the holder, into a number of shares of common stock determined by dividing the liquidation preference by the conversion price, as adjusted (see “Antidilution Provisions” below). The initial conversion price is $1.78 per share. Upon the election of the holders of a majority of the outstanding shares of convertible preferred stock, all of the convertible preferred stock automatically will be converted into shares of common stock at the then-applicable conversion rate. Upon our election (with the approval of a majority of the disinterested members of the Board) at any time after the common stock has been traded on The Nasdaq Stock Market with a volume weighted average closing price in excess of $4.00 (subject to adjustment in certain events) for 20 consecutive business days following December 5, 2007, all shares of convertible preferred stock (or any portion thereof that we designate) shall automatically be converted into shares of common stock at the then-applicable conversion rate.

Notwithstanding the foregoing, (a) shares of convertible preferred stock that are issued to a person that is an affiliate of us (as defined in Rule 144(a)(1) promulgated under the Securities Act) on the date of such issuance, or are issuable upon conversion or exercise of derivative securities (such as the convertible notes or warrants) that are issued to a person that is an affiliate of us on the date of such issuance, may not be converted into shares of common stock prior to the date that such issuances are approved by the holders of a majority of the outstanding shares of our common stock; and (b) shares of convertible preferred stock that are issued to a person that holds 10% or more of our outstanding capital stock on the date of such issuance, or are issuable upon conversion or exercise of derivative securities (such as the convertible notes or warrants) that are issued to a person that holds 10% or more of our outstanding capital stock on the date of such issuance, may not, prior to the date that such issuances are approved by the holders of a majority of the outstanding shares of our common stock, be converted into shares of common stock in an amount that, when aggregated with the number of shares of common stock then held by such holder, would exceed 19.9% of the number of shares of our common stock then outstanding.

Redemption.   Upon the approval of the disinterested members of the Board not elected by the holders of the convertible preferred stock, we may redeem all or a portion of the outstanding shares of convertible preferred stock in cash at the liquidation preference at any time after the second anniversary of the initial closing.

Antidilution Provisions.   If we issue or are deemed to have issued, at any time or from time to time prior to the one year anniversary of the date of the 2007 annual shareholders meeting, any additional shares (subject to certain carve-outs) for an aggregate consideration in excess of $2.0 million, at a price per share less than the conversion price then in effect, the conversion price will be adjusted to a price equal to the price paid per share for such excess additional shares (a “full ratchet adjustment”). If we issue or are deemed to have issued any additional shares (subject to certain carve-outs) at any time after the initial closing at a price per share less than the conversion price then in effect, and the conversion price is not subject to the full ratchet adjustment described in the preceding sentence, the conversion price will be adjusted on a “weighted average” basis.

Additionally, the conversion price will be appropriately adjusted if we take certain actions, including (a) declare or pay, without consideration, any dividend on our common stock payable solely in common stock, (b) effect a split or subdivision of the outstanding shares of our common stock into a greater number of shares, or (c) combine or consolidate the outstanding shares of our common stock into a lesser number of shares.

Protective Provisions.   In addition to the voting rights accorded the convertible preferred stock, (a) during the first 12 months after the initial closing, for so long as at least 203 of the shares of the convertible preferred stock are outstanding (subject to certain adjustments), and (b) thereafter, for so long as at least 338 of the shares of the convertible preferred stock are outstanding (subject to certain adjustments), the consent of the holders of a majority of the outstanding shares of convertible preferred stock, voting as a separate class, shall be required for any of the following actions: (i) the creation of any senior or pari passu security; (ii) declaration or payment of dividends on common stock; (iii) redemption or repurchase of common stock, except from employees, directors and certain other persons pursuant to agreements approved by our Board; (iv) incurrence of any debt other than in the ordinary course or pursuant to credit facilities in existence on the date of the initial closing, in either case in an aggregate amount not to exceed $1.0 million; (v) any merger, sale or consolidation of us with another entity or any transaction or series of transactions in which more than 50% of our voting power is disposed of or transferred; (vi) any increase or decrease in the number of authorized shares of convertible preferred stock; (vii) any modification or change to the rights, preferences and privileges of the convertible preferred stock, which materially and adversely affects the convertible preferred stock; (viii) any change in the size of our Board of Directors; (ix) an amendment or waiver of our articles of incorporation or bylaws, by merger or otherwise, which adversely affects the convertible preferred stock; (x) the adoption or amendment of an employee stock incentive plan, or issuance of any options outside of any employee stock incentive plan, unless approved by the directors elected by the holders of the convertible preferred stock; and (xi) any voluntary dissolution or liquidation.

Vote Required

The approval of this proposal will require the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker nonvotes have the effect of counting as votes against the proposal. Under the articles of amendment, our convertible preferred stock is not entitled to vote on this proposal.

Board Recommendation

Our Board of Directors has determined that completion of the financing is in the best interests of Metro One and our shareholders. Our Board of Directors therefore recommends a vote FOR this proposal.

Ratification of Selection of Independent Registered Public Accounting Firm
(Proposal III)

The Audit Committee of the Board of Directors has selected BDO Seidman, LLP as Metro One’s independent registered public accounting firm for the year ending December 31, 2007. BDO Seidman, LLP has served as our independent registered public accounting firm since October 2006. It is expected that representatives of BDO Seidman, LLP will be present at the meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Board Recommendation; Vote Required

The Board has decided to ask the shareholders to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm and recommends that the shareholders vote FOR approval, although the selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders. The affirmative vote of the holders of not less than a majority of the voting power of outstanding convertible preferred stock and common stock, voting together as a single class, present or represented and voting at the annual meeting is required for approval of the proposal. Abstentions and broker non-votes will have no effect on the results of the vote.

Principal Auditor Fees and Services

On October 23, 2006 the Audit Committee of the Board of Directors approved the decision to discharge Deloitte & Touche LLP as its independent auditors. The reports of Deloitte & Touche LLP on our consolidated financial statements for the years ended December 31, 2005 and 2004, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for the year ended December 31, 2005 expressed substantial doubt regarding our ability to continue as a going concern. During the two most recent fiscal years ended December 31, 2005 and 2004 and the subsequent interim period from January 1, 2006 through October 23, 2006, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report on our consolidated financial statements. No “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the two most recent fiscal years ended December 31, 2005 and 2004 and the subsequent interim period from January 1, 2006 through October 23, 2006, with Deloitte & Touche LLP.

On October 23, 2006, the Audit Committee of the Board of Directors engaged BDO Seidman, LLP as its registered public accounting firm for the year ended December 31, 2006. During the two most recent fiscal years ended December 31, 2005 and 2004 and the subsequent interim period preceding the new appointment, neither we (nor anyone acting on our behalf) had consulted BDO Seidman, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that BDO Seidman, LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a “reportable event.”

The following table shows the fees paid or accrued by us for the audit and other services provided by BDO Seidman, LLP and Deloitte & Touche LLP for fiscal year 2006 and Deloitte & Touche LLP for fiscal year 2005.

Type of Fees	2006	2005
Audit Fees(1)	$202,910	$414,307
Audit Related Fees(2)	7,979	0
Tax Fees	0	0
All Other Fees	0	0
Total:	$210,889	$414,307

(1)                       Represents approximately $162,000 in fees billed by our principal accounting firm, BDO Seidman, LLP, for the year ended December 31, 2006, and fees billed by our former principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”), all for professional services rendered for the audits of our annual financial statements and for the reviews of the financial statements included in our quarterly reports for the years ended December 31, 2006 and 2005. For the year ended December 31, 2005, this total includes approximately $138,300 of professional fees and expenses incurred by Deloitte & Touche in assessing our internal control over financial reporting prior to the change in the definition of an “accelerated filer” by the SEC in December 2005. As a result of the change in the definition of an accelerated filer, we were not required to report on our internal control over financial reporting for the year ended December 31, 2005, and, as a result, Deloitte & Touche was not required to issue a related attestation report.

(2)                       Represents the aggregate fees billed by Deloitte & Touche for audit and advisory services primarily relating to our filings with the SEC and other regulatory requirements.

Our Audit Committee has adopted a policy and procedure requiring approval before our independent registered public accounting firm can be engaged to perform audit or non-audit services. The services can be pre-approved by our Audit Committee or by any member of our Audit Committee to whom authority for pre-approval has been delegated, provided that no member has authority to approve any non-audit services that are expected to result in fees for the engagement or during any calendar year of over $50,000, or that are expected to be completed after 12 months from the date of the engagement. Any approvals by a member are reported to our Audit Committee, for informational purposes, at its next regular meeting. All audit-related services, tax services and other services rendered by our independent registered public accounting firms were pre-approved by our Audit Committee to the extent required, which Committee concluded that the provision of those services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Report

As part of its ongoing activities, the Audit Committee has:

•       Reviewed and discussed with Metro One’s management and its independent registered public accounting firm, BDO Seidman, LLP, Metro One’s audited financial statements for the year ended December 31, 2006;

•       Discussed with BDO Seidman, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended;

•       Received and reviewed the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with BDO Seidman, LLP its independence; and

•       Discussed with Metro One’s management and BDO Seidman, LLP other matters and received such assurances from them as we deemed appropriate.

Management is responsible for Metro One’s system of internal controls and the financial reporting process. BDO Seidman, LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these procedures.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited annual financial statements be included in Metro One’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee:
Mary H. Oldshue (Chair)
Elchanan (Nani) Maoz
Murray L. Swanson

Corporate Governance

Composition of the Board of Directors

The Board of Directors has determined that a majority of the directors are “independent” under current Nasdaq Marketplace Rules. Our independent directors are Messrs. Ater, Maoz and Peterson, and Ms. Oldshue. Mr. Peterson has been elected Chairman of the Board.

Director Nominations

The following discussion of director nominations is qualified by the right of the holders of our convertible preferred stock to elect directors.

Qualifications and Criteria for Candidates.   Our Corporate Governance Guidelines include criteria that apply to the screening and recommendation by our Corporate Governance and Nominating Committee of candidates to fill vacancies and to be nominated by the Board for election by our shareholders. Under these criteria, candidates are considered on the basis of their integrity, experience, achievements, judgment, intelligence, understanding of our business, and willingness to devote adequate time to fulfilling the responsibilities as a director. In recommending a candidate, the Committee considers the Board’s overall balance of diversity of perspectives, backgrounds and experience—all in the context of an assessment of the perceived needs of the Board.

The Committee also seeks to insure that at least a majority of the directors are independent under any applicable legal or regulatory standards, as well as the applicable listing standards of any market on which our stock is listed for trading. In addition, the composition of our Board of Directors must be such that the members of the Audit Committee meet the financial literacy requirements under the applicable listing standards and at least one of the members of the Audit Committee qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (the “SEC”).

Process for Identifying and Evaluating Candidates.   Candidates may come to the attention of our Corporate Governance and Nominating Committee through current members of our Board of Directors or professional search firms. In addition, the Committee will consider director candidates properly submitted by our shareholders or others. Initially, the Committee will determine whether the candidates meet the requisite qualifications and criteria and have the specific qualities or skills being sought at that time. The Committee evaluates the candidates by reviewing their biographical information and qualifications and checking their references. Qualified candidates are then interviewed by one or more members of the Committee. Depending on the outcome of these interviews, candidates may meet with the Chief Executive Officer and members of the Board and, using the input from such interviews and the information obtained, the Committee evaluates whether the prospective candidate is qualified to serve as a director and determines if he or she should be recommended to the Board. Candidates recommended by the Committee are then presented to the Board for selection as nominees for election by shareholders or for election by the Board to fill a vacancy. The Committee expects that a similar process would be used to evaluate candidates recommended by our shareholders.

Shareholder Recommendations of Candidates.   The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders. Any such recommendations should be submitted in writing to the Committee c/o Secretary, Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon 97007, within the time frame described in our bylaws and should (a) include the candidate’s name and qualifications for membership on our Board of Directors, and (b) all information relating to such candidate that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act (including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, our bylaws permit shareholders to nominate candidates for election as directors at shareholder meetings. To nominate a candidate for election, shareholders must give notice in accordance with our bylaws, which require that the notice be received by our Secretary within the time periods described below under “Shareholder Proposals for 2008 Annual Meeting of Shareholders.”

Committees of Our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee.   Until Mr. Swanson’s resignation from the Board on June 5, 2007, the Audit Committee consisted of Messrs. Maoz and Swanson and Ms. Oldshue. Ms. Oldshue serves as Chair of the Committee. All the foregoing Committee members were independent within the meaning of the Nasdaq Marketplace Rules and the rules adopted by the SEC. Our Board of Directors determined that Ms. Oldshue satisfies the requirements for an “audit committee financial expert” pursuant to the rules adopted by the SEC. The Board has not yet replaced Mr. Swanson on the Audit Committee.

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Metro One and audits of its financial statements. This committee operates under a written charter, which can be viewed in the Investor Relations section of our website at www.metro1.com.

Compensation Committee.   Until Mr. Swanson’s resignation from the Board on June 5, 2007, the Compensation Committee consisted of Messrs. Maoz and Swanson, and Ms. Oldshue. Mr. Maoz serves as Chair of the Committee. All the foregoing Committee members were independent within the meaning of the Nasdaq Marketplace Rules. The Board has not yet replaced Mr. Swanson on the Compensation Committee.

The purpose of the Compensation Committee is to assist the Board in the discharge of its responsibilities relating to executive officer and director compensation and to oversee incentive, equity-based and other compensatory plans in which officers and key employees of Metro One participate. This committee operates under a written charter, which can be viewed in the Investor Relations section of our website at www.metro1.com.

Corporate Governance and Nominating Committee.   Until Mr. William Rutherford’s resignation from the Board on June 5, 2007, the Corporate Governance and Nominating Committee consisted of Mr. Rutherford and Ms. Oldshue, each of whom were independent within the meaning of the Nasdaq Marketplace Rules. Mr. Rutherford served as Chair. Mr. Ater has been appointed to the Committee, and has replaced Mr. Rutherford as Chair.

The purpose of the Corporate Governance and Nominating Committee is to identify individuals qualified to serve as directors, recommend to the Board of Directors nominees for election as directors, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines and codes of ethics and conduct, and generally to provide oversight with respect to corporate governance and ethical conduct. This Committee operates under a written charter, which can be viewed in the Investor Relations section of our website at www.metro1.com.

Attendance at Board, Committee and Shareholder Meetings

During 2006, the Board of Directors held 15 meetings. Also, during 2006, the Audit Committee met five times, the Compensation Committee met two times, and the Corporate Governance and Nominating Committee met one time. Each incumbent director attended at least 75% of the aggregate of the total number of Board meetings held (except for Mr. David Williams, who attended 66 2/3% of the Board meetings held) and the total number of meetings held by all committees of the Board on which the director served during the period of service in that capacity.

Under our Corporate Governance Guidelines, directors are expected to attend our annual meetings of shareholders. All of our directors at the time of our 2006 annual meeting of shareholders attended the meeting, except for Mr. Williams who was not standing for reelection at the meeting.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exits, or in the past fiscal year has existed, between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

Codes of Conduct and Ethics

We have adopted a “Code of Business Conduct and Ethics” applicable to our employees, officers and directors and a “Code of Ethics” applicable to our Chief Executive Officer and our senior financial officers. A copy of our Code of Business Conduct and Ethics and our Code of Ethics can be found in the Investor Relations section of our website at www.metro1.com or can be obtained by writing to Investor Relations, Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon 97007.

Shareholder Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with our Board of Directors, individual directors, nonmanagement directors or the chairs of our committees may do so by mailing the communications to them in care of: Secretary, Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, OR 97007. These communications may be submitted anonymously or confidentially. Our Secretary will forward communications directed to specific directors or committee chairs to those individuals. The Secretary will review all other communications and forward to the Board of Directors a summary and copies of those items that, in the opinion of our Secretary, deal with the functions of the Board or its committees or that he otherwise determines should be brought to the attention of the Board. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Chair of the Audit Committee. Our Code of Business Conduct and Ethics also contains a procedure for anonymously bringing such matters to the attention of the Chair of our Audit Committee.

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our executive compensation philosophy. The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and, to the extent possible given our financial situation, competitive. The role of the Compensation Committee is to oversee, on behalf of the Board and for the benefit of Metro One and its shareholders, our compensation and benefit plans and policies, administer our stock plans and review and approve annually all compensation decisions relating to the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and our other executive officers. The Compensation Committee meets at least annually to review executive compensation programs, approve compensation levels and performance targets, review management performance, and approve final executive bonus distributions, if any.

Compensation Philosophy and Objectives

We and the Compensation Committee believe that compensation paid to executive officers should be closely aligned with the performance of Metro One on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates compensation to ensure that we maintains our ability to retain superior employees in key positions and that compensation provided to key employees remains relatively competitive. To that end, the Compensation Committee believes executive compensation packages provided by Metro One to our executives should include both cash and stock-based compensation that reward performance as measured against established goals, and cash retention payments.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes or approves all compensation decisions for the CEO, CFO and all other executive officers. Typically, the CEO annually reviews the performance of each executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and option awards, are then presented to the Compensation Committee. The Compensation Committee considers the CEO’s recommendation when making its final compensation decision for all executives other than the CEO. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. As a result of the our performance in 2006, our CEO did not propose salary adjustments or option awards in 2006 and to date, none have been proposed for 2007.

Components of Executive Compensation

The compensation program for our executive officers consists of the following components:

•       Base salary;

•       Performance incentive program;

•       Annual cash incentives, including bonuses;

•       Long-term equity incentives;

•       Health and welfare benefits; and

•       Retention arrangements.

Base Salary.   Executive salaries are established upon hire based on a number of factors, including the individual’s current pay levels, relevant experience, expected contribution and the competitive marketplace. Typically, base salaries are reviewed annually and adjustments made to recognize and reward individual contributions and performance, and recognize the impact of the position within our organizational structure. Upon being appointed as President and CEO from Chief Operating Officer, Mr. Henry’s base salary was adjusted to $200,000 per year. As a result of our performance in 2006, our named executive officers did not receive salary increases. The Compensation Committee believes that, given our current situation, our named executive officers base salaries are appropriately set according to our philosophy. Thus far, no changes to executive salaries have been made in 2007.

Performance Incentive Program.   We have a performance incentive plan covering most corporate administrative employees, including executive officers other than the CEO. The performance incentive program provides compensation opportunities in the form of quarterly cash incentives based on objective results that promote both short-term and long-term shareholder value. Under the program, each corporate administrative employee, including each executive officer other than the CEO, is compensated based on achievement of pre-determined goals set in conjunction with each individual’s manager or supervisor prior to the beginning of each quarter. These cash incentives reflect the Compensation Committee’s belief that a valuable portion of the compensation of each employee should be in the form of variable compensation linked to performance. Please see the “Summary Compensation Table” below for information regarding amounts paid to named executive officers under this program.

Annual Cash Incentives.   We also have an informal cash bonus program that rewards group, team and/or individual performance based on the successful achievement of established financial and operating performance measures, succession planning and development and recruitment and employee retention. Operating improvement, revenue growth and profitability are typically the primary determinant of whether any, and how much, bonuses are paid to executive officers. In 2006, we did not achieve our key goals. Accordingly, none of our executive officers were considered for bonus payouts for 2006 results.

Long-Term Equity Incentives.   From time to time, the Compensation Committee provides our executive officers with long-term incentive compensation through grants of options to purchase our common stock. The stock option awards usually vest quarterly over a four-year period. The goal of our long-term equity incentive program is to align the interests of executive officers with those of our stockholders and to provide each executive officer with a significant incentive to manage Metro One from the perspective of an owner with an equity stake in the business. We believe that equity awards directly motivate an executive to maximize long-term stockholder value. As a result of our performance in 2006, our named executive officers did not receive option grants or stock awards. Thus far, no option grants to named executive officers have been made in 2007.

Health and Welfare Benefits.   We provide the following benefits to our executive officers generally on the same basis as they are provided to all of our employees:

•       Health and dental insurance;

•       Life insurance;

•       Short and long-term disability insurance; and

•       401(k) plan.

We believe these benefits are consistent with those offered by other similarly-sized telecommunication services companies.

Retention Arrangements.   Executives and certain other key employees received cash payments to provide an incentive to remain in the employment of Metro One in 2006. Please refer to “Retention Plan; Employment and Related Agreements” below for a detailed description of retention arrangements and the “Summary Compensation Table” below for the amount of retention payments made to Named Executive Officers in 2006.

Perquisites and Other Personal Benefits   We do not provide our executive officers with perquisites or other personal benefits such as vehicles, club memberships, financial planning assistance, tax preparation, or other benefits not described above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:
Elchanan (Nani) Maoz (Chair)
Mary H. Oldshue
Murray L. Swanson

Summary Compensation Table

The following table set forth information concerning compensation earned for services rendered to us by the CEO, the CFO and our next three most highly compensated executive officers for fiscal year 2006 whose salary and bonus for the fiscal year 2006 exceeded $100,000. Collectively, these are the “Named Executive Officers.” Our Named Executive Officers did not receive bonuses, options or stock awards in 2006.

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation		All Other Compensation	Total
Gary E. Henry, President, Chief Executive Officer and Director	2006	$183,787	$0	$83,284	(1)	$0	$267,071
Duane Fromhart, Senior Vice President—Chief Financial Officer(2)	2006	140,472	0	59,771	(3)	0	200,243
Karen L. Johnson, Senior Vice President—Corporate Development	2006	145,016	0	61,287	(4)	0	206,303
Philip A. Ljubicich, President—M1 Data and Analytics	2006	121,697	0	39,466	(5)	0	161,163
L. Lynne Michaelson, Senior Vice President—Human Resources	2006	125,000	0	65,892	(6)	0	190,892
Former Executive Officers
James M. Usdan, Former Interim President and Chief Executive Officer(7)	2006	127,500	0	0		55,850	183,350

(1)          Consists entirely of retention plan payments.

(2)                       Effective as of April 30, 2007, Mr. Fromhart resigned as Senior Vice President—Chief Financial Officer.

(3)                       Consists of $52,677 of retention plan payments and $7,094 of Performance Incentive Program payments.

(4)                       Consists of $53,659 of retention plan payments and $7,628 of Performance Incentive Program payments.

(5)                       Consists of $30,424 of retention plan payments and $9,042 of Performance Incentive Program payments.

(6)                       Consists of $57,692 of retention plan payments and $8,200 of Performance Incentive Program payments.

(7)                       The amount shown in the table as salary for Mr. Usdan does not include the cash compensation and options we paid and granted to him in 2006 for his services as a member of the Board of Directors. Please see the “Directors Compensation” table for Mr. Usdan’s director compensation. “All Other Compensation” for Mr. Usdan consists of reimbursable expenses pursuant to Mr. Usdan’s consulting agreement with Metro One, such as temporary accommodations, travel and medical insurance reimbursements. Please see “Retention Plan; Employment and Related Agreements” below for a description of Mr. Usdan’s consulting agreement.

Grants of Plan-Based Awards

There were no grants of stock or option awards made to Named Executive Officers during fiscal 2006, except for the annual option granted to Mr. James Usdan for his services as a director.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of the end of fiscal 2006:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gary Henry	10,713	0	0	22.68	10/27/2007
	11,249	0	0	30.52	12/09/2008
	2,812	0	0	33.68	06/29/2009
	15,000	0	0	92.00	01/31/2011
	12,500	0	0	102.00	01/29/2012
	12,500	0	0	20.40	02/10/2013
	12,499	0	0	11.64	03/22/2014
	7,656	9,843	0	5.72	03/11/2015
Duane Fromhart	3,750	0	0	28.16	06/07/2010
	7,500	0	0	92.00	01/31/2011
	875	0	0	102.00	01/29/2012
	625	0	0	20.40	02/10/2013
	999	0	0	11.64	03/22/2014
	2,889	3,726	0	5.72	03/11/2015
Karen Johnson	17,141	0	0	22.68	10/27/2007
	7,499	0	0	30.52	12/09/2008
	3,749	0	0	92.00	01/31/2011
	1,250	0	0	102.00	01/29/2012
	1,249	0	0	20.40	02/10/2013
	1,249	0	0	11.64	03/22/2014
	548	702	0	5.72	03/11/2015
Philip Ljubicich	11,250	0	0	92.00	01/31/2011
	624	0	0	20.40	02/10/2013
	1,250	0	0	11.64	03/22/2014
	1,875	1,053	0	5.72	03/11/2015
Lynne Michaelson	1,607	0	0	30.52	12/09/2008
	375	0	0	32.00	01/20/2010
	750	0	0	92.00	01/31/2011
	625	0	0	102.00	01/29/2012
	1,250	0	0	20.40	02/10/2013
	625	0	0	11.64	03/22/2014
	1,000	562	0	5.72	03/11/2015
James Usdan(2)	3,750	0	0	22.68	04/04/2007
	3,750	0	0	24.52	10/01/2007
	3,750	0	0	22.68	10/01/2008
	3,750	0	0	48.00	10/01/2009
	3,750	0	0	33.68	09/29/2010
	3,750	0	0	90.20	10/01/2011
	3,750	0	0	32.64	10/01/2012
	3,750	0	0	14.28	10/01/2013
	3,750	0	0	6.24	10/01/2014
	37,500	0	0	1.72	10/26/2015
	3,750	0	0	2.51	10/02/2026

(1)                        All such options vest quarterly at 6.25% per quarter for four years from the date of grant.

(2)                        All option grants for 3,750 shares were for services as a member of the Board of Directors.

Option Exercises and Stock Vested

No option awards were exercised or shares of common stock acquired upon vesting by our Named Executive Officers during fiscal 2006.

Nonqualified Deferred Compensation

None of our Named Executive Officers had nonqualified deferred compensation during fiscal 2006.

Retention Plan; Employment and Related Agreements

Retention Plan.   On December 28, 2005, the Board of Directors approved the Metro One Telecommunications, Inc. Retention Plan (the “Retention Plan”) to provide certain of our employees who possess specialized knowledge critical to our business, including executive officers, with an incentive to remain in the employment of Metro One. Under the Retention Plan, participants, which included each of our Named Executive Officers, were entitled to retention payments in an amount up to three weeks base pay per year of service at the employee’s current rate, with a minimum payment of 26 weeks base pay at the employee’s current rate. Exceptions to the amount could be made by the Board of Directors at the recommendation of the Chief Executive Officer. The eligible employee and the Chief Executive Officer executed a written retention agreement containing the eligibility criteria and terms of payment (the “Retention Agreement”).

The participants under the Retention Plan were selected by the Board of Directors or its designee based on any or all of the following factors: position held, skills, and/or relative importance of skills to required tasks. A participant generally was entitled, subject to the satisfaction of certain conditions such as satisfactory job performance, to 25% of the total retention payment the first regular pay day after the Retention Agreement was signed; an additional 25% half-way through the retention period, as determined by the Board of Directors or its designee based on certain circumstances or conditions; and the remaining 50% at the end of the retention period. If employment ended during the retention period due to the participant’s resignation or termination for Cause (as defined in the Retention Agreement), no retention payment was made. If Metro One terminated the participant’s employment without Cause, or the employee terminated his or her employment for Good Reason (as defined in the Retention Agreement) prior to the end of the retention period, the remaining amount of the retention payment would have been paid. Please refer to the “Summary Compensation Table” above for the amount of retention payments made to our Named Executive Officers in 2006.

Consulting Agreements.   On November 29, 2005, we entered into a consulting agreement (the “Consulting Agreement”) with James M. Usdan in connection with his appointment as President and Chief Executive Officer of Metro One on October 7, 2005. Under the Consulting Agreement, Mr. Usdan served as our President and Chief Executive Officer and was paid $14,166.67 per month for such services. Mr. Usdan was also reimbursed for the cost of health insurance coverage up to $1,350.00 per month during the term of his engagement. Mr. Usdan was also granted a nonqualified stock option to purchase 150,000 shares of our common stock under the 2004 plan, which vested in equal quarterly installments and fully on July 4, 2006. On June 1, 2006, the Consulting Agreement was amended to terminate Mr. Usdan’s services as President and Chief Executive Officer but to retain his services for purposes of consultation, advice and assistance to us through November 1, 2006 at the rate of $14,166,67 per month for the months of June, July, and August 2006 and $7,083.34 per month through the termination of the Consulting Agreement.

Indemnification Agreements.   We have entered into indemnification agreements with our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

Director Compensation

Generally, directors who are not employees receive $20,000 as an annual fee, $3,000 plus expenses for each meeting attended in person and $1,000 plus expenses for each Board meeting attended by telephone. Committee chairpersons and committee members receive $1,000 and $750, respectively, for each meeting attended. Mr. Rutherford also received $3,000 per month, plus an additional $1,000 per meeting, for his service as Chairman of the Board.

Generally, directors who are not employees are also granted non-qualified options to purchase 3,750 shares of common stock upon joining the Board of Directors and 3,750 shares of common stock in October of each year. In July of each year, the non-employee Chairman of the Board, is also granted a non-qualified option to purchase 5,312 shares of common stock. All of these grants are vested and exercisable at the time of the grant and have exercise prices equal to the fair market value of our common stock on the date of grant.

The following table summarizes director compensation received in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Elchanan (Nani) Maoz	$38,500	0	$11,595	0	0	0	$50,095
Mary H. Oldshue	39,750	0	11,595	0	0	0	51,345
William D. Rutherford	94,000	0	15,391	0	0	0	112,391
Murray L. Swanson	38,500	0	11,595	0	0	0	50,095
James M. Usdan(2)	32,000	0	5,538	0	0	0	37,538

(1)                        The value of the stock options awards in this column equals the accounting charge for the stock options recognized by us in the reported year. For a discussion of relevant assumptions used in the calculation of the fair value of the stock options on grant date and current year expense pursuant to Statement of Financial Accounting Standards No. 123(R), see Note 6 to the Financial Statements included in our Annual Report on Form 10-K for the period ended December 31, 2006.

(2)                        Fees and option amounts for director services only. Please see “Summary Compensation Table,” “Retention Plan; Employment and Related Agreements” and “Outstanding Equity Awards at Fiscal Year-end” for a summary of compensation paid to Mr. Usdan for his services as interim President and Chief Executive Officer.

In connection with Mr. Rutherford’s resignation from our Board effective June 5, 2007, we entered into a letter agreement with him providing for, among other things, a payment of $30,000 for services as director, a grant of options to acquire 5,357 shares of our common stock, and an extension of the time by which he must exercise unexpired stock options held by him until the earlier of the term of such stock options or June 1, 2010. In connection with Mr. Swanson’s resignation from our Board effective June 5, 2007, we entered into a letter agreement with him providing for, among other things, a payment of $20,000 for services as director and an extension of the time by which he must exercise unexpired stock options held by him until the earlier of the term of such stock options or June 1, 2010.

For their service on the Special Committee referred to under Proposal II, Ms. Oldshue and Mr. Swanson each received $15,000 (plus expenses) payable in three installments: the first on April 21, 2007, the second one month from that date and the third on the closing or abandonment of a financing transaction.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information as of December 31, 2006, with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	544,337	$32.21	400,947
Equity compensation plans not approved by security holders	—	—	—
Total	544,337		400,947

Security Ownership of Certain Beneficial Owners and Management

The following table shows certain information regarding the beneficial ownership of our common stock and convertible preferred stock as of June 5, 2007 by the following:

•       Each person we know to beneficially own more than 5% of the outstanding shares of our common stock or our convertible preferred stock;

•       Each director;

•       Each Named Executive Officer; and

•       All directors and executive officers as a group.

	Shares Beneficially Owned
	Convertible Preferred Stock		Common Stock		% of Total Voting
Beneficial Owner	Shares(1)	%(1)	Shares(1)	%(1)	Power(2)
5% Shareholders
Kenneth D. Peterson, Jr.(3) Columbia Ventures Corporation 203 SE Park Plaza Drive, Suite 270 Vancouver, WA 98684	176	80%	772,500	12.4%	22.2%
Elchanan Maoz(4)(12) Everest Special Situations Fund L.P. P.O. Box 36254 Tel Aviv, Israel L3 65115	44	20%	509,890	8.2%	9.9%
Strategic Turnaround Equity Partners, L.P. (Cayman) and affiliates(5) 720 5th Avenue, 10th Floor New York, NY 10019			731,317	11.7%	10.0%
Named Executive Officers and Directors
Gary E. Henry(6)			90,275	1.4%	1.2%
Karen L. Johnson(7)			32,916	*	*
Phillip Ljubicich(8)			15,011	*	*
Lynn Michaelson(9)			5,989	*	*
Jonathan A. Ater			-0-	—	—
Elchanan Maoz(4)	See 5% Shareholders above
Mary H. Oldshue(10)			7,500	*	*
Kenneth D. Peterson, Jr.(3)	See 5% Shareholders above
James M. Usdan(11)			85,012	1.3%	1.2%
All Directors and Executive Officers as a Group (11 persons)(13)	220	100%	1,554,882	24.0%	34.6%

                  * Less than one percent.

        (1) For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC and includes voting power and investment power with respect to shares. We believe that, except as indicated in the other footnotes to this table, the persons listed above have sole investment and voting power with respect to their shares beneficially owned, subject to applicable community property laws. Percentage ownership in the table is based on 6,233,326 shares of common stock and 220 shares of convertible preferred stock outstanding as of June 5, 2007. Shares of common stock issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days of June 5, 2007 are considered outstanding for purposes of calculating the number of shares and percentage owned by a person, but not for purposes of calculating the percentage owned by any other person.

        (2) Percentage of total voting power represents voting power with respect to all shares of our convertible preferred stock and common stock, as a single class, beneficially owned, including shares subject to options exercisable within 60 days of June 5, 2007. With respect to matters submitted to our stockholders for a vote, each holder of our convertible preferred stock is entitled to the number of votes per share equal to the quotient obtained by dividing (A) the then applicable conversion price of the convertible preferred stock by (B) $2.08 for each share of common stock into which such shares of convertible preferred stock could be converted, and each holder of our common stock is entitled to one vote per share of common stock. The convertible preferred stock and common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by our articles or incorporation or by law. Each share of convertible preferred stock is convertible into a number of shares of common stock determined by dividing $10,000 (plus accrued and unpaid dividends) by the conversion price, as adjusted. The initial conversion price is $1.78.

        (3) Kenneth D. Peterson, as the sole shareholder and director and the chief executive officer of Columbia Ventures Corporation, may be deemed to be the indirect beneficial owner of these shares, over which he has shared voting and shared dispositive power. Not included as beneficially owned are shares issuable upon exercise of warrants that are subject to shareholder approval. Mr. Peterson is also a director of Metro One.

        (4) Maoz Everest Fund Management Ltd. (“MEFM”), by virtue of its status as the general partner of Everest, may be deemed to beneficially own the shares held by Everest Special Situations Fund L.P. (“Everest”). Elchanan Maoz by virtue of his status as a controlling stockholder of MEFM, the general partner of Everest, may be deemed to beneficially own the shares held by Everest. MEFM and Mr. Maoz disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. Not included as beneficially owned are shares issuable upon exercise of warrants that are subject to shareholder approval. Mr. Maoz is also a director of Metro One.

        (5) Based solely on information provided in a Schedule 13D, filed with the SEC on March 14, 2007. According to the Schedule 13D, Strategic Turnaround Equity Partners, L.P. (“STEP”) is the direct beneficial owner of 571,432 shares of common stock, Galloway Capital Management LLC (“Galloway”), by virtue of its status as the general Partner of STEP, may be deemed to beneficially own the shares held by STEP. Bruce Galloway and Gary L. Herman, as Managing Members of Galloway Capital Management may be deemed to beneficially own the shares held by STEP. Galloway, Mr. Galloway and Mr. Herman disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. Of the 148,605 shares of common stock held by Mr. Galloway, 36,105 shares are held by Mr. Galloway individually, 94,100 shares of common stock are owned by Jacombs Investments, Ltd., for which Mr. Galloway has the power to vote and dispose the shares, and 18,400 shares of common stock are held by RexonGalloway Capital Growth, an investment company in which Mr. Galloway is a member and for which Mr. Galloway retains full investment and voting discretion. Mr. Herman beneficially owns 11,289 shares of common stock, 2,500 shares are held by Mr. Herman individually, 4,289 shares of common stock are held by Gary Herman, IRA and 4,500 shares are held by FBR, Inc. for which Mr. Herman is the sole owner and serves as an officer.

        (6) Includes 87,117 shares subject to options exercisable within 60 days of June 5, 2007.

        (7) Includes 32,841 shares subject to options exercisable within 60 days of June 5, 2007.

        (8) Includes 14,180 shares subject to options exercisable within 60 days of June 5, 2007.

        (9) Includes 5,795 shares subject to options exercisable within 60 days of June 5, 2007.

  (10) Includes 7,500 shares subject to options exercisable within 60 days of June 5, 2007.

  (11) Includes 71,250 shares subject to options exercisable within 60 days of June 5, 2007.

  (12) Includes 7,500 shares subject to options held by Mr. Maoz exercisable within 60 days of June 5, 2007.

  (13) Includes 254,472 shares subject to options exercisable within 60 days of June 5, 2007.

Certain Relationships and Related Transactions

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. As part of a review certain relationships, we distribute and collect questionnaires annually that solicit information about any direct or indirect transactions with us from each of our directors and officers.

Our Code of Business Conduct and Ethics requires all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, Metro One. Any situation that involves, or may reasonably be inferred to involve, a conflict between a director, officer or employee’s personal interests and the interests of Metro One must be disclosed to the Chair of the Audit Committee. All related party transactions involving our directors or executive officers must be reviewed and approved by the Board in advance of entering into the transaction and any directors who have a potential conflict of interest in the transaction must excuse themselves from voting. No related party transaction shall be approved or ratified if such transaction is contrary to our best interests.

From January 1, 2006 to the date of this proxy statement, there have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $120,000 to which we were or are to be a participant and in which any executive officer, director, nominee for director, 5% beneficial owner of our common stock or member of their immediately family had or will have a direct or indirect interest, except as described above under “Approval of the Issuance of Additional Shares in Connection with a Financing Transaction—Interest of Certain Persons in the Financing” and “Retention Plan; Employment and Related Agreements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of our common stock and to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us, we believe that during fiscal year 2007 our officers, directors and owners of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements.

Other Business

The Board of Directors does not know of any matters other than those described in the notice of annual meeting that are to come before the meeting. If any other matters are properly brought before the meeting or any adjournments or postponements of the meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters in accordance with their best judgment.

Shareholder Proposals
For 2008 Annual Meeting of Shareholders

Under Metro One’s bylaws, nominations for election to the Metro One Board of Directors and proposals for other business to be transacted by the Metro One shareholders at an annual meeting of shareholders may be made by a shareholder (as distinct from Metro One) only if the shareholder is entitled to vote at the meeting and has given Metro One’s Secretary timely written notice that complies with the notice requirements of our bylaws. In addition, business other than a nomination for election to the Board must be a proper matter for action under Oregon law and Metro One’s articles of incorporation and bylaws. Among other requirements, the written notice must be delivered to Metro One’s Secretary at Metro One’s principal executive offices by not less than 60 days and not more than 90 days prior to the date of the annual meeting. However, if less than 60 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered by the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the SEC under the Securities Exchange Act entitle a shareholder in certain instances to require Metro One to include that shareholder’s proposal (but not that shareholder’s nominees for director) in the proxy materials distributed by Metro One for its next annual meeting of shareholders. Any shareholder of Metro One who wishes to present a proposal for inclusion in Metro One’s proxy solicitation materials for the 2008 annual meeting must set forth the proposal in writing, deliver it to Metro One’s Secretary at 11200 Murray Scholls Place, Beaverton, Oregon 97007, on or before March 8, 2008, and meet the other requirements for inclusion contained in the SEC’s shareholder proposal rules.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to use of the mail, proxies may be solicited personally or by telephone by our directors, officers and employees, who will not be additionally compensated for these activities. Solicitation may be made personally, or by mail, facsimile, telephone, telegraph or messenger. We will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from these beneficial owners. We will reimburse these persons for their reasonable expenses incurred in that process. We have also retained Strategic Stock Surveillance, LLC, to assist in the solicitation of proxies for a fee of $6,500 and expenses of $1,000 plus other charges.

Additional Information

A copy of our annual report to shareholders for the fiscal year ended December 31, 2006 accompanies this proxy statement. We are required to file an annual report on Form 10-K for our fiscal year ended December 31, 2006 with the SEC. The SEC maintains a website, www.sec.gov, which contains reports, proxy statements, and certain other information filed electronically by us with the Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K, without exhibits, by writing to Investor Relations, Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon 97007 or visiting our website at www.metro1.com.

ANNEX A

METRO ONE TELECOMMUNICATIONS, INC.
SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is made as of June 5, 2007 by and among Metro One Telecommunications, Inc. (the “Company”) and the purchasers listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

RECITALS

A.         The Company has authorized the sale and issuance of shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”), warrants for the purchase of shares of Preferred Stock, in substantially the form attached to this Agreement as Exhibit B (each a “Warrant”, and collectively, the “Warrants”) and senior secured convertible revolver bridge notes in substantially the form attached to this Agreement as Exhibit C (each, a “Note”, and collectively, the “Notes”, and together with the Preferred Stock and Warrants, the “Securities”);

B.         The Purchasers desire to purchase, and the Company desires to issue and sell, the Securities on the terms and conditions set forth herein.

C.         In connection with the issuance and sale of the Securities, the Company and the Purchasers also intend to enter into (i) a Registration Rights Agreement of even date herewith (the “Registration Rights Agreement”) and (ii) a Security Agreement of even date herewith (the “Security Agreement,” and together with this Agreement, the Warrants, the Notes, and the Registration Rights Agreement, the “Transaction Documents”). In addition, the Purchasers intend to enter into an Intercreditor Agreement (the “Intercreditor Agreement”).

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.          Purchase and Sale of Securities.

(a)        Initial Closing.   The purchase and sale of an aggregate of two hundred twenty (220) shares of Preferred Stock, Warrants for the purchase of seventy-seven (77) shares of Preferred Stock (the “Initial Warrants”), and up to seven million eight hundred thousand dollars ($7,800,000) principal amount of Notes shall take place at the offices of Heller Ehrman LLP, 701 Fifth Avenue, Seattle, Washington, at 10:00 a.m., on June 5, 2007, or at such other time and place and such other manner as the Company and the Purchasers mutually agree upon, orally or in writing, including by electronic means (which time and place are designated as the “Initial Closing”). Subject to the terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, to purchase at the Initial Closing and the Company agrees to sell and issue to each Purchaser (i) the number of shares of Preferred Stock set forth opposite such Purchaser’s name on Exhibit A as the Initial Closing Preferred Stock, with each share of Preferred Stock having a purchase price per share of ten thousand dollars ($10,000), (ii) the Initial Warrant to purchase the number of shares of Preferred Stock set forth opposite such Purchaser’s name on Exhibit A as the Initial Warrant Amount and (iii) a Note in the principal amount set forth opposite such Purchaser’s name on Exhibit A. Subject to the terms and conditions of this Agreement, at the Initial Closing, the Company will deliver to each Purchaser the shares of Preferred Stock, the Initial Warrant and the Note to be purchased by such Purchaser against payment of the “Initial Closing Investment Amount” set forth on Exhibit A therefor by wire transfer to a bank account designated by the Company.

(b)        Note Takedown Closings.   From time to time prior to (A) the conversion of the Notes to Preferred Stock or (B) maturity of the Notes, the Company may request additional amounts (each, an “Additional Amount”) to be drawn under the Notes. The Company may only draw an Additional Amount when its non-restricted cash balance as reflected on its balance sheet is less than three million dollars ($3,000,000) and in each such case only up to the amount necessary to raise the Company’s non-restricted cash balance as reflected on its balance sheet to three million five-hundred thousand dollars ($3,500,000); provided; however; that the Additional Amounts, in the aggregate, shall not exceed seven million eight hundred thousand dollars ($7,800,000) (the “Total Note Amount”). If the Company desires and is eligible to draw an Additional Amount, the Company shall deliver to each Purchaser a written request (“Additional Request”) for such Purchaser’s Pro Rata Percentage (as set forth in Exhibit A) of the Additional Amount. The payment by Purchaser by wire transfer to a bank designated by the Company of such Purchaser’s Pro Rata Percentage of the Additional Amount (each, a “Note Takedown Closing”) shall occur on a date as soon as reasonably possible, but no later than three (3) business days after the date specified in the Additional Request (each such date, a “Note Takedown Closing Date”). At each Note Takedown Closing, the Company will amend Exhibit A hereto to reflect the credit extended by each of the Purchasers to the Company in the Note Takedown Closing and such Purchasers’ aggregate credit extended under the Note as of such date.

(c)        Second Closing.   Within one (1) business day following approval by the Company’s shareholders of the issuance of Preferred Stock upon the conversion of the Notes, the Company shall deliver to each Purchaser a written request for such Purchaser’s remaining amount available under the Note as set forth on Exhibit A (the “Remaining Amount Available”). Subject to the terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, to make payment by wire transfer to a bank designated by the Company of such Purchaser’s Remaining Amount Available (the “Second Closing”), which shall occur on a date as soon as reasonably possible but no later than two (2) business days after the date specified in the written request (the “Second Closing Date”). Subject to the terms and conditions of this Agreement and the Notes, at the Second Closing, the Company will deliver to each Purchaser (A) (i) the shares of Preferred Stock set forth opposite such Purchaser’s name on Exhibit A as the Second Closing Preferred Stock, (ii) additional shares of Preferred Stock representing payment of interest on the Note and (iii) a Warrant to purchase the number of shares of Preferred Stock set forth opposite such Purchaser’s name on Exhibit A as the Note Conversion Warrants, and (B) a payment by wire transfer, in lieu of any fractional shares of Preferred Stock, in respect of interest accrued and payable under the Note.

2.          Senior Security Interest.   The indebtedness represented by the Notes shall be secured by assets of the Company in accordance with the provisions of the Security Agreement among the Company and the Purchasers in the form attached to this Agreement as Exhibit E, which shall, among other things, provide for certain affirmative and negative covenants of the Company and a first priority, perfected security interest in such assets of the Company.

3.          Representations and Warranties of the Company.   The Company hereby represents, warrants and covenants to each Purchaser that:

(a)        Organization, Good Standing and Qualification.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, has qualified to do business in all jurisdictions in which the absence of such qualification would have a material adverse effect on the assets, condition (financial or otherwise), affairs, earnings, business or operations of the Company (a “Material Adverse Effect”) and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and to conduct its business. Except for the shareholder approval contemplated by Section 5(a), the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b)        No Conflict.   The execution, delivery and performance of this Agreement, the Security Agreement and the Registration Rights Agreement by the Company and the issuance of the Securities contemplated hereby do not and will not: (i) violate, conflict with or result in the breach of any provision of the articles of incorporation or by-laws (or similar organizational documents) of the Company as in effect on the date hereof; (ii) materially conflict with or violate any law or governmental order as in effect on the date hereof applicable to the Company, or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration of performance required by, suspension, revocation or cancellation of any rights pursuant to, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement as in effect on the date hereof to which the Company is a party or by which any of Company’s assets or properties is bound or affected, which individually or in the aggregate would have a Material Adverse Effect.

(c)        Issuance and Delivery of the Securities.   The Securities have been duly authorized by the Company and, when issued, sold and delivered in accordance with this Agreement, the Securities will be (i) validly issued (in the case of the Preferred Stock and the Warrants), fully paid and nonassessable (in the case of the Preferred Stock), (ii) free from all taxes, liens and charges with respect to the issue thereof, and shall not be subject to preemptive rights or other similar rights of shareholders of the Company or any liens or encumbrances and (iii) entitled to the rights set forth in the Amended and Restated Articles of Incorporation, as amended through the date hereof (the “Articles”)(in the case of the Preferred Stock). The shares of the Company’s common stock (“Common Stock”) issuable upon conversion of the Preferred Stock and the shares of Preferred Stock issuable upon exercise of the Warrants and conversion of the Notes have been duly authorized and reserved by the Company and, when issued upon conversion or exercise in accordance with the Articles, the Notes and Warrants, as applicable, will be validly issued, fully paid and nonassessable.

(d)        Authorized Capital Stock.   As of the date hereof and immediately prior to the issuance of the Preferred Stock and Warrants hereunder, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which as of the date hereof, 6,233,326 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, of which as of the date hereof no shares are issued or outstanding. All of the outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as set forth in the SEC Reports (defined below), or as disclosed on Schedule 3(h), as of the date hereof, (i) there are no outstanding options (except for options granted under the Company’s existing equity incentive plans), warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company and (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”). There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of any of the Securities as described in this Agreement. The Company has furnished to the Purchasers true and correct copies of the Articles, and the Company’s By-laws.

(e)        Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the notification pursuant to an Application for Listing of Additional Shares to The Nasdaq Stock Market and filings pursuant to applicable state securities laws and Regulation D of the Securities Act.

(f)         Private Placement.   Subject to the truth and accuracy of the Purchasers’ representations set forth in this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement is exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(g)        SEC Reports; Financial Statements.

(i)         The Company has filed all forms, reports and documents required to be filed by it with the United States Securities and Exchange Commission (the “Commission”), and has heretofore made available to the Purchaser (or in the case of forms, reports and documents filed after the date hereof and prior to the Second Closing, will make available to the Purchaser) in the form filed with the Commission (excluding any exhibits thereto) (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, (ii) its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, (iii) its Quarterly Report on Form 10-Q for the quarter ending March 31, 2007, (iv) its Quarterly Reports on Form 10-Q filed after the date hereof and prior to the Second Closing, and (v) its Current Reports on Form 8-K filed with the Commission on or after December 31, 2006 and prior to the Second Closing (collectively, the “SEC Reports”).

(ii)       The SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iii)      The financial statements (including, in each case, any notes thereto) contained in the SEC Reports were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein.

(h)        Absence of Certain Changes.   Since March 31, 2007, except as disclosed on Schedule 3(h) or (A) with respect to the Initial Closing, in the SEC Reports filed prior to the date of the Initial Closing, (B) with respect to each Note Takedown Closing, in the SEC Reports filed prior to each Note Takedown Closing Date, and (C) with respect to the Second Closing, in the SEC Reports filed prior to the Second Closing Date, there has not been:

(i)         any change in the assets, liabilities, condition (financial or otherwise), affairs, earnings, business or operations of the Company from that reflected in (A) the financial statements referred to in Section 3(g)(iii) above and (B) the balance sheet, dated April 30, 2007 and income statement and statement of cash flows for the month ended April 30, 2007 provided to Purchasers, except for changes in the ordinary course of business which, either individually or in the aggregate, have not had, or may be reasonably expected to result in, a Material Adverse Effect;

(ii)       any incurrence of liabilities or obligations by the Company, contingent or otherwise, whether due or to become due, whether by way of guaranty, endorsement, indemnity, warranty, or otherwise, except liabilities and obligations incurred in the ordinary course of business, none of which has had, or is reasonably likely to result in, a Material Adverse Effect;

(iii)      any hiring by the Company of any new officer or any material increase in compensation of any of its existing officers, or the rate of pay of its employees as a group (except as part of regular compensation increases in the ordinary course of business), or any material change of such officers’ or employees’ employment agreements or of any benefit plan relating to the Company’s employees;

(iv)       any resignation or termination of employment of any officer of the Company and the Company has not received any written notice of the impending resignation or termination of employment of any such officer;

(v)        any change in the accounting methods or practices followed by the Company;

(vi)       any issuance of any stock, bonds, or other securities of the Company or options, warrants, or rights or agreements or commitments to purchase or issue such securities or grant such options, warrants or rights, except for those issuances contemplated or permitted by the Transaction Documents;

(vii)     any changes to the Articles or the Company’s By-laws, except for those changes contemplated by the Transaction Documents;

(viii)    any waiver or compromise by the Company of a material valuable right or of a material debt owed to it;

(ix)       any loss of any customer of the Company which, either individually or in the aggregate, has had or may reasonably be expected to result in a Material Adverse Effect;

(x)        any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties or financial condition of the Company (as such business is presently conducted and as it is presently proposed to be conducted);

(xi)       any sale, lease, mortgage or other disposition of any patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights or processes necessary for the Company’s business as now conducted and as proposed to be conducted; or

(xii)     any material change to a material contract or arrangement by which the Company or any of its assets is bound or subject which, either individually or, in the aggregate, has had or may be reasonably expected to, result in a Material Adverse Effect.

(i)         Litigation.   Except as disclosed in the SEC Reports, (a) there are no suits, actions, proceedings or investigations pending or, to the Company’s knowledge, threatened, against the Company before any governmental authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement; and (b) the Company is not subject to any outstanding judgment, order, writ, injunction or decree that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(j)         Patents and Trademarks.   The Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted (collectively, the

“Intellectual Property”). Except as set forth on Schedule 3(j), attached hereto and incorporated herein by this reference, the Company has no knowledge as of the date hereof of, any infringement of or conflict with asserted rights of others with respect to the Intellectual Property that has or reasonably may be expected to result in a Material Adverse Effect, and the Company is unaware of any facts or circumstances which might give rise to the foregoing.

(k)        Permits.   The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business the lack of which could, individually or in the aggregate, have, or may be reasonably expected to result in a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

(l)         Governmental Regulation.   The Company is not subject to regulation under the Investment Company Act of 1940, or to any United States of America, state or local statute or regulation limiting its ability to incur indebtedness.

(m)      Finders’ Fees.   Except for XRoads Solutions Group LLC. there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Investor upon consummation of the transactions contemplated by this Agreement.

4.          Representations and Warranties of the Purchasers.   Each Purchaser hereby represents, warrants and covenants individually and not jointly to the Company that:

(a)        Authorization.   Such Purchaser has full power and authority to enter into this Agreement and the Note. This Agreement, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(b)        Purchase Entirely for Own Account.   This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Such Purchaser has not been formed for the specific purpose of acquiring any of the Securities.

(c)        Knowledge.   Such Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.

(d)        No Public Market.   Such Purchaser understands that no public market now exists for any of the securities issued by the Company other than the Common Stock, that the Company has made no assurances that a public market will ever exist for the Securities, other than the Common Stock.

(e)        Legends.   Such Purchaser understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i)         “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS (THE “ACTS”). NO INTEREST MAY BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACTS COVERING THE TRANSACTION, (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THIS CORPORATION STATING THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS.”

(ii)       Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(f)         Accredited Investor.   Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g)        No Hedging Activity.   Such Purchaser and its affiliates have not bought, sold, sold short or otherwise directly or indirectly traded in the Common Stock or in any puts, options or futures with respect to the Common Stock from April 20, 2007 through the date hereof, and will not sell short or trade in any puts, options or futures with respect to the Common Stock for a period of twenty (20) days from the date hereof.

5.          Additional Agreements

(a)        Shareholder Approval.   The Company shall (i) promptly following the Initial Closing prepare a proxy statement (the “Proxy Statement”) to be mailed to the shareholders of the Company in connection with transactions contemplated hereby requiring shareholder approval under The Nasdaq Stock Market rules and regulations and other applicable law, which shall conform in all material respects to all applicable legal requirements; (ii) call a meeting of the shareholders of the Company to be held as soon as practicable for purposes of voting upon such transactions; and (iii) use its best efforts to solicit and obtain votes of the shareholders of Company in favor of such transactions. When the Proxy Statement is mailed to the shareholders of the Company, and at all times subsequent to such mailing, up to and including the date of the shareholder’s meeting, such Proxy Statement and all supplements thereto, with respect to all information set forth therein (x) will comply in all material respects with the provisions of the Exchange Act and any other applicable statutory or regulatory requirements, and (y) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

(b)        Notice of Developments.

(i)         The Company shall promptly notify each Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Company in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Company in this Agreement untrue or incorrect at any time from the date hereof through the Second Closing.

(ii)       Each Purchaser shall promptly notify the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Purchaser in this Agreement or which could reasonably be expected to have the effect of making any representation or warranty of the Purchaser in this Agreement untrue or incorrect at any time from the date hereof through the Second Closing.

(c)        Officer and Director Agreements.   From the date hereof through the Second Closing, without the prior written consent of the Purchasers, the Company shall not enter into any new agreement or arrangement, or substantively modify or supplement any existing agreement or arrangement, with any officer or director of the Company, except as described on Schedule 3(h).

(d)        Further Action.   Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. Should Elchanan (Nani) Maoz remain on the Company’s Board of Directors following the Second Closing, the parties agree to cause Mr. Maoz to be designated a Series A director (for purposes of calculating the majority of directors that the Preferred Stock is entitled to designate as provided in the Articles of Incorporation).

6.          Conditions of the Purchasers’ Obligations at Closing.   The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Initial Closing, each Note Takedown Closing or the Second Closing, as expressly provided below, of each of the following conditions, unless otherwise waived:

(a)        Representations and Warranties.   The representations and warranties of the Company contained in Section 3 shall be accurate on and as of the Initial Closing, and shall be accurate in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of each Note Takedown Closing or the Second Closing (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be accurate with respect to such specified date). The Company shall have performed or fulfilled in all material respects all agreements, obligations, and conditions contained herein required to be performed or fulfilled by the Company before the Initial Closing, each Note Takedown Closing or the Second Closing, as applicable.

(b)        Qualifications.   All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Initial Closing, each Note Takedown Closing or the Second Closing, as applicable.

(c)        Compliance Certificate.   At the Initial Closing, the Company shall have delivered to the Purchasers a certificate dated as of the Initial Closing signed by the Company’s Chief Executive Officer, certifying that the conditions set forth in Section 6(a) have been satisfied. At each Note Takedown Closing and the Second Closing, the Company shall have delivered to the Purchasers a certificate in the applicable form attached hereto as Exhibit D.

(d)        Good Standing Certificate.   At the Initial Closing, the Company shall have delivered to the Purchasers a certificate evidencing the valid existence of the Company in Oregon issued by the Secretary of State, as of a date within five days of the Initial Closing.

(e)        Security Agreement.   The Company and the Purchasers shall have executed the Security Agreement in substantially the form attached hereto as Exhibit E on the Initial Closing.

(f)         Registration Rights Agreement.   The Company and each Purchaser shall have executed and delivered the Registration Rights Agreement in substantially the form attached as Exhibit F on the Initial Closing.

(g)        Intercreditor Agreement.   Each Purchaser shall have executed the Intercreditor Agreement in substantially the form attached as Exhibit G on the Initial Closing.

(h)        Amended Articles.   The Company shall have filed the Articles of Amendment in the form attached hereto as Exhibit H with the Secretary of State of Oregon on or prior to the Initial Closing.

(i)         Company’s Board of Directors.   As of the Initial Closing, Murray Swanson shall have resigned and William Rutherford shall have retired from the Company’s Board of Directors and Kenneth Peterson and Jonathon Ater shall have been appointed as Class III and Class II directors, respectively.

(j)         Waivers.   The Company shall have delivered to the Purchasers, at or prior to the Initial Closing evidence reasonably satisfactory to the Purchasers of (A) Credit Suisse Securities (USA) LLC waiver of any fee it may be entitled to collect from the Company with respect to the transactions contemplated by this Agreement and (B) XRoads Solutions Group LLC acknowledgement that its total fees (excluding recurring monthly fees and expenses) shall not exceed $250,000 in connection with the transactions contemplated by this Agreement.

7.          Conditions of the Company’s Obligations at Closing.   The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before the Initial Closing, each Note Takedown Closing and the Second Closing, as expressly provided below, of each of the following conditions, unless otherwise waived:

(a)        Representations and Warranties.   The representations and warranties of the Purchasers contained in Section 4 shall be true and correct on and as of the Initial Closing, and shall be true and correct in all material respects as of Note Takedown Closing(s) or Second Closing (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Purchasers shall have performed or fulfilled in all material respects all agreements, obligations, and conditions contained herein required to be performed or fulfilled by the Purchasers before the Initial Closing, each Note Takedown Closing or the Second Closing, as applicable.

(b)        Qualifications.   All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state, that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Initial Closing, each Note Takedown Closing and Second Closing, as applicable.

(c)        Delivery of Form W-8 BEN or Form W-9.   Each Purchaser shall have completed and delivered to the Company a validly executed IRS Form W-8 BEN or IRS Form W-9, as applicable, establishing such Purchaser’s exemption from withholding tax.

8.          Indemnification.   To the extent permitted by law, the Company shall indemnify and hold each Purchaser harmless from and pay any and all losses, expenses, costs and damages, reasonable attorneys’ fees, attributable to any third party claim, suit or proceeding against any Purchaser arising from or alleging any breach or inaccuracy of any representation or warranty or any breach of any covenant, agreement, or undertaking made by the Company in this Agreement; provided, however, that the indemnity contained in this Section 8 shall not apply to any amounts paid in settlement or compromise of any such loss, damage, claim, suit, or proceeding if such settlement is effected without the consent of the Company (which will not be unreasonably withheld).

9.          Termination.

(a)        This Agreement may be terminated at any time prior to the Second Closing:

(i)         Upon the mutual written consent of the Company and the Purchasers;

(ii)       By the Company if any of the conditions set forth in Section 7 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)      By the Purchasers if any of the conditions set forth in Section 6 shall have become incapable of fulfillment, and shall not have been waived by the Purchasers;

(iv)       By either the Company or the Purchasers if the Second Closing has not occurred on or prior to October 5, 2007, unless the failure of the Second Closing to have occurred on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9(a)(iv).

(b)        In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to and in accordance with Section 9(a), this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant hereunder; and provided further, that notwithstanding the foregoing, the terms of this Section 9(b) and Section 10 shall survive any termination of this Agreement, whether in accordance with Section 9(a) or otherwise.

10.        Miscellaneous.

(a)        Successor and Assigns.   Subject to compliance with applicable federal and state securities laws, the Purchasers (or subsequent holder of any Preferred Stock) may assign and transfer its rights and obligations under this Agreement at such times and upon such conditions as each Purchaser shall determine in its sole discretion subject to the obligations imposed on such Purchaser by this Agreement; provided, however, that (i) each such transferee shall be of sufficiently sound financial condition to satisfy the obligations being transferred and only if such transfer or assignment and delivery will not adversely affect the Company’s ability to independently enforce its rights against any such transferee and (ii) each such permitted transferee or assignee shall be bound by the terms and conditions of this Agreement and the other applicable Transaction Documents pursuant to a written instrument signed by such permitted transferee reasonably satisfactory to the Company. Subject to the foregoing, this Agreement will bind and inure to the parties and their respective successors and permitted assigns.

(b)        Governing Law.   This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Oregon, without giving effect to principles of conflicts of law.

(c)        Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d)        Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)        Notices.   Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

(f)         Amendments and Waivers.   Any term of this Agreement may be amended or waived only with the written consent of the Company and the Purchaser against whom enforcement is sought. Any amendment or waiver effected in accordance with this Section 8(f) shall be binding upon each Purchaser and each transferee of the Securities, each future holder of all such Securities, and the Company.

(g)        Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h)        Finders’ Fees.   Each of the Company and each Purchasers will indemnify the other against all liabilities incurred by the indemnifying party with respect to claims related to investment banking or finders’ fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

(i)         Expenses.   The Company shall be responsible for and shall bear all expenses directly and necessarily incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, but not limited to (in an amount not to exceed $100,000), all legal fees and out-of-pocket expenses of counsel to the Purchasers and the out-of-pocket expenses of the Purchasers or any of their affiliates. The fees and expenses of counsel to the Purchasers and the Purchaser’s out-of-pocket expenses shall be payable by the Company at the Initial Closing upon delivery of invoices reflecting such expenses by the Purchasers.

(j)         Entire Agreement.   This Agreement and the other Transaction Documents (and the Exhibits hereto and thereto) constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

(k)        Exculpation Among Purchasers.   Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that neither Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Securities.

(l)         Shareholders, Officers and Directors Not Liable.   In no event shall any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to the Note.

(m)      Loss of Note.   Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of the Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in case of mutilation), the Company will make and deliver to Purchaser in lieu of such Note a new Note of like tenor.

[Signature Pages Follow]

The parties have executed this Securities Purchase Agreement as of the date first written above.

COMPANY:
METRO ONE TELECOMMUNICATIONS, INC.
By:	/s/ GARY E. HENRY
Name: Gary E. Henry
Title: Secretary
Address:	11200 Murray Scholls Place
Beaverton, Oregon 97007
Fax:	(503) 521-8443

Purchaser:	COLUMBIA VENTURES CORPORATION
	By:	/s/ KENNETH D. PETERSON, JR.
Name: Kenneth D. Peterson, Jr.
Title: Chief Executive Officer
	Address:	203 S.E. Park Plaza Drive
Suite 270
Vancouver, Washington 98684
	Fax:	(360) 816-1841

Purchaser:	EVEREST sPECIAL SITUATIONS FUND L.P.
	By:	Maoz Everest Fund Management Ltd., its General Partner
	By:	/s/ ELCHANAN MAOZ
Name: Elchanan Maoz
Title: Chairman and Chief Executive Officer
	Address:	Platinum House
21 Ha’arbaa Street
Tel Aviv 64739, Israel
	Fax:	011-972-3-685-8557

Schedule 3(h)	Certain Exceptions
Schedule 3(j)	Patents and Trademarks Conflicts
Exhibit A—	Schedule of Purchasers
Exhibit B—	Form of Warrant
Exhibit C—	Form of Note
Exhibit D—	Officer Certificate for Note Takedown Closings
Exhibit E—	Form of Security Agreement
Exhibit F—	Form of Registration Rights Agreement
Exhibit G—	Form of Intercreditor Agreement
Exhibit H—	Form of Articles of Amendment

EXHIBIT A

SCHEDULE OF PURCHASERS

Preferred Shareholder	Total Commitment Amount	Pro Rata Percentage	Initial Closing Investment Amount	Initial Closing Preferred Stock	Initial Warrant Amount	Note Principal Amount	Second Closing Preferred Stock*	Note Conversion Warrants*
Columbia Ventures Corporation	$8,000,000	80%	$1,760,000	176	61.6	$6,240,000	624	218.4
Everest Special Situations Fund L.P.	$2,000,000	20%	$440,000	44	15.4	$1,560,000	156	54.6
Totals	$10,000,000	100%	$2,200,000	220	77.0	$7,800,000	780	273

* Excludes any interest which may become due under the Notes.

Note Takedown Closing(s):

[Insert Date]

Preferred Shareholder	Credit Extended this Closing		Aggregate Credit Extended under Note		Remaining Amount Available under Note
Columbia Ventures Corporation	$	[ ]	$	[ ]	$	[ ]
Everest Special Situations Fund L.P.	$	[ ]	$	[ ]	$	[ ]
Totals

ANNEX B

METRO ONE TELECOMMUNICATIONS, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of the 5th day of June, 2007, by and among Metro One Telecommunications, Inc., an Oregon corporation (the “Company”) and the holders of Series A Convertible Preferred Stock of the Company (the “Preferred Stock”) listed on Exhibit A hereto (the “Purchasers”).

RECITALS

WHEREAS, the Company and the Purchasers are entering into a Securities Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company shall sell to the Purchasers and the Purchasers shall purchase from the Company the Preferred Stock, the Warrants and the Notes (each as defined in the Purchase Agreement).

WHEREAS, it is a condition to the Purchasers’ obligations under the Purchase Agreement that the Company and the Purchasers enter into this Agreement in order to provide the Purchasers certain rights to register shares of the common stock of the Company (“Common Stock”), issuable upon conversion of the Preferred Stock.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and the Purchasers hereby agree as follows:

AGREEMENT

The parties hereby agree as follows:

1           Registration Rights.   The Company and the Purchasers covenant and agree as follows:

1.1        Definitions.   For purposes of this Section 1:

(a)        The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document;

(b)        The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1 hereof, (ii) any other shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities listed in (i); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(c)        The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(d)        The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1 of this Agreement;

(e)        The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(f)         The term “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act;

(g)        The term “Registration Expenses” means all expenses incurred by the Company in complying with Sections 1.2, 1.3 and 1.4 hereof, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed forty thousand dollars ($40,000.00) of a single special counsel for the Holders in connection with each registration, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company); and

(h)        The term “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.2        Shelf Registration.

(a)        The Company shall prepare and, as soon as practicable but in no event later than 30 calendar days after the Initial Closing (as defined in the Purchase Agreement), file with the SEC a registration statement on Form S-3 that allows for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”), provided, however, that if the SEC determines that the Company is not eligible to register the resale of any shares of Common Stock on Form S-3, the Shelf Registration Statement shall be on Form S-1 and in such case shall be filed no later than 60 days after determination by the SEC that Form S-3 is not available. The Shelf Registration Statement shall cover the resale by the Holders of all of the Registrable Securities then outstanding as of the Second Closing (as defined in the Purchase Agreement) that are eligible to be registered on their behalf on the applicable form as of such date (the “Eligible Securities”). If the Shelf Registration Statement is not filed with the SEC within the 30 or 60 day period required under the first sentence of this Section 1.2(a), the Company shall pay liquidated damages to Holders in the manner set forth in Section 1.3(e) below.

(b)        The Company shall use its best efforts to have the Shelf Registration Statement declared effective by the SEC as soon as practicable. The Company’s best efforts will include, but not be limited to, promptly responding to all comments received from the staff of the SEC. If the Shelf Registration Statement is not declared effective by the SEC either (i) within 90 days after being first filed with the SEC (with a 30 day extension in the event of a full review of the Shelf Registration Statement by the SEC), if filed on Form S-3 or (ii) within 120 days after being first filed with the SEC, if filed on Form S-1 (such date, as applicable, the “Required Effective Date”), the Company shall pay liquidated damages to Holders in the manner set forth in Section 1.3(e).

(c)        In the event the number of shares available under the Shelf Registration Statement filed pursuant to Section 1.2(a) is insufficient to cover all of the Registrable Securities then outstanding, the Company shall amend the Shelf Registration Statement or file a new registration statement, so as to cover all of such Registrable Securities, in each case, as soon as reasonably practicable after the necessity therefore arises. The Company shall use commercially reasonable efforts to cause such amendment and/or new registration statement to become effective as soon as practicable following the filing thereof and to remain effective under the same terms and conditions as the Shelf Registration Statement.

(d)        The Company shall be required to maintain the effectiveness of the Shelf Registration Statement until the earliest of (i) the date on which all related Registrable Securities have been sold thereunder, or (ii) the date on which the registration rights under this Agreement terminate pursuant to Section 1.14.

(e)        Notwithstanding the foregoing, the Company shall be entitled to suspend effectiveness of the Shelf Registration Statement for up to 30 days upon the Company’s furnishing to the Holders a certificate signed by the Chairman of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Shelf Registration Statement to continue to be effective because the Company is engaged in any activity or transaction or preparations or negotiations for any activity or transaction (“Company Activity”) that the Company desires to keep confidential for business reasons, and the Company determines in good faith that the public disclosure requirement imposed on the Company pursuant to the Shelf Registration Statement would require disclosure of the Company Activity.

(f)         Notwithstanding Section 1.2(e) above, the Company may not utilize the right to suspend the effectiveness of the Shelf Registration Statement more than once in any twelve-month period, and the Holders shall be reimbursed for all Registration Expenses incurred prior to the receipt of such certificate.

1.3        Demand Registration.

(a)        After the effective date of the Shelf Registration Statement, if there is not in existence an effective registration statement (or registration statements) allowing for the registration and sale of all Registrable Securities held by the Holders, and the Company shall receive a written request from the Holders of at least twenty percent (20%) of the Registrable Securities then outstanding and not eligible for such registration, that the Company file a registration statement under the Securities Act covering the registration of all or a portion of such Registrable Securities (a “Demand Registration Statement”) on an appropriate form covering the sale of the Registrable Securities requested to be registered, then the Company shall use commercially reasonable efforts to effect as soon as practicable, and in any event within 30 days of the receipt of such request, to file the Demand Registration Statement and cause the Demand Registration Statement to become effective within 60 days after filing. If the Demand Registration Statement is not filed or does not become effective within the time periods specified in this Section 1.3(a), the Company shall pay liquidated damages to Holders in the manner set forth in Section 1.3(e)

(b)        The Company shall not be required to file a Demand Registration Statement during the six month period immediately following the effective date of the Shelf Registration Statement and shall only be required to file a Demand Registration Statement if the aggregate offering price is at least $1,000,000. Within 10 business days of receiving such a written request, the Company shall, give written notice of such demand to all other Holders who hold piggyback registration rights under Section 1.4 that may be exercisable. If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.3 and such information shall be included in the notice to other Holders. The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.3, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. If any Holders would thus be entitled to include more securities than such Holder requested to be registered, the excess shall be allocated among the other remaining requesting Holders in the manner described in the immediately preceding sentence.

(c)        Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a Demand Registration Statement pursuant to this Section 1.3, a certificate signed by the President of the Company stating that the Company is engaged in any activity that, in the good faith judgment of the Board of Directors of the Company (the “Board”), is material and nonpublic and would be required to be disclosed in the applicable Demand Registration Statement and such disclosure would be seriously detrimental to the Company and its shareholders, then the Company may direct that such request to register Registrable Securities be delayed for a period of not more than 60 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d)        In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.3:

(i)         After the Company has effected three (3) such registrations on behalf of the Holders pursuant to this Section 1.3 and each such registration has been declared or ordered effective, provided that the Registrable Securities requested for inclusion in such registration were so included; or

(ii)       During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a Company initiated registration subject to Section 1.4 hereof.

(e)        In the event that the Company fails to (i) file the Shelf Registration Statement by the applicable times required under Section 1.2(a), (ii) cause the Shelf Registration

Statement to become effective as of the applicable Required Effective Date set forth in Section 1.2(b), or (ii) cause the filing and effectiveness of a Demand Registration Statement by the time required under Section 1.3(a) (any such event a “Registration Default”) then in each such case the Company shall pay liquidated damages to the Holders (to be distributed pro rata in proportion to the number of Registrable Securities held by each such Holder and not yet registered under the Securities Act) in an amount equal to 1.25% of the purchase price paid for the Preferred Stock, which liquidated damages shall be payable for each 30-day period or pro rata for any part thereof until such registration default is cured. The liquidated damages payable under this Section 1.3(e), shall not in the aggregate exceed 20% of the Preferred Stock purchase price paid to the Company.

1.4        Company Registration.   At any time after the Required Effective Date that there is not in existence an effective registration statement covering all of a Holder’s Registrable Securities (a “Precluded Holder”), if the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each such Precluded Holder written notice of such registration. Upon the written request of each Precluded Holder given within fifteen (15) days after mailing of such notice by the Company in accordance with Section 2.4, the Company shall, subject to the provisions of Section 1.6, cause to be registered under the Securities Act all of the Registrable Securities that each such Precluded Holder has requested to be registered; provided, however, that in connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.4 to include any of the Precluded Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities (sold other than by the Company) that the underwriters determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling stockholders).

1.5        Obligations of the Company.   Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)        Prepare and file with the SEC via its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, in the case of registrations pursuant to Section 1.3, keep such registration statement effective until the distribution is completed, but not more than one hundred twenty (120) days, provided that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any Registrable Securities included in such registration statement due to circumstances described in Section 1.5(f).

(b)        Prepare and file with the SEC via EDGAR such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)        Respond as promptly as reasonably possible to any comments received from the SEC with respect to such registration statement or any amendment thereto and, as promptly as reasonably possible provide the Holders true and complete copies of all correspondence from and to the SEC relating to such registration statement.

(d)        Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, and any amendments and supplements to such prospectus in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them that are included in such registration.

(e)        Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(f)         In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.

(g)        Notify each Holder of Registrable Securities covered by such registration statement (and each underwriter in the case of an underwritten offering), promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose or any proceeding against the Company under Section 8A of the Securities Act in connection with such registration statement, and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)        Notify each Holder of Registrable Securities covered by such registration statement (and each underwriter in the case of an underwritten offering) at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, following such notification, promptly deliver to each Holder and each such underwriter that number of copies of all amendments or supplements referred in paragraphs (b) and (d) of this Section 1.5 as may be necessary so that, as thereafter delivered to the purchaser of such Registrable Securities, such prospectus shall not include and untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(i)         Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

1.6        Furnish Information.   It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to timely effect the registration of such Holder’s Registrable Securities.

1.7        Expenses of Registration.   All Registration Expenses incurred in connection with the Shelf Registration Statement and all issuances off the Shelf Registration Statement (pursuant to Section 1.2) and any Demand Registration Statement and all issuances off any Demand Registration Statement (pursuant to Section 1.3) shall be borne by the Company.

1.8        Delay of Registration.   No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9        Indemnification.   In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)        To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, as a result of any breach by the Company of its obligations under Section 1.5(g) or insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of a Violation which is based solely upon information regarding such Holder, underwriter or controlling person furnished in writing to the Company by such Holder, underwriter or controlling person expressly for use in connection with such registration by such Holder, underwriter or controlling person.

(b)        To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of any Violation, in each case to the extent (and only to the extent) that such Violation is based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; provided, further that such consent shall not be deemed to have been unreasonably withheld or delayed if any settlement (i) does not include as an unconditional term thereof, the giving by the plaintiff or claimant to the Holder of a release from all liability in respect of such loss, claim, damage, liability or action or (ii) includes an admission of guilt on behalf of the Holder; provided, further that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c)        Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d)        If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a

Holder under this Subsection 1.9(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)        Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control for the parties to such agreement.

(f)         The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10     Reports Under Securities Exchange Act of 1934.   With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)        make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

(b)        take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable;

(c)        file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)        furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.11     Assignment of Registration and Information Rights.   The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, member or stockholder of a Holder or (b) acquires at least 125,000 shares of Registrable Securities (as adjusted for stock splits and combinations); provided the Company is, within 10 days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such transferee shall agree in writing to be subject to all applicable restrictions set forth in this Agreement. In each case, such rights may only be transferred together with the underlying Registrable Securities in a transfer permitted by the Securities Act and applicable state securities laws. Any such permitted transferee or assignee shall be deemed a Holder hereunder.

1.12     Termination of Registration Rights.   No Holder shall be entitled to exercise any right provided for in this Section 1 after such time as such Holder (together with its affiliates) may sell all of its Registrable Securities during a three-month period without registration, pursuant to Rule 144 or another similar exemption under the Securities Act.

2           Miscellaneous.

2.1        Successors and Assigns.   Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any series of preferred stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2        Amendments and Waivers.   Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders of a majority of the outstanding Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

2.3        Notices.   Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally, or by overnight courier, or sent by telegram, or fax or e-mail with confirmation of receipt, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on Exhibit A hereto or as subsequently modified by written notice, and if to the Company, with a copy to Heller Ehrman LLP, 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104-7098, Attn: Jeffry Shelby, (fax: 206-389-6049), and if to the Purchasers, with a copy to Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attn: Steve Wolosky, (fax: 212-451-2222).

2.4        Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

2.5        Governing Law.   This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Oregon, without giving effect to principles of conflicts of laws.

2.6        Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.7        Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.8        Aggregation of Stock.   All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. The share numbers set forth in Sections 1 (determining minimum shareholding amounts for certain rights) shall be proportionately adjusted for any stock split, combination, or other recapitalization or the like.

2.9        Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof.

[Signature Page Follows]

The parties have executed this Registration Rights Agreement as of the date first above written.

Company:
METRO ONE TELECOMMUNICATIONS, INC.
By:	/s/ GARY E. HENRY
Name: Gary E. Henry
Title: Chief Executive Officer
Address:	11200 Murray Scholls Place
Beaverton, Oregon 97007
Fax:	(503) 521-8443

Investor:
COLUMBIA VENTURES CORPORATION
By:	/s/ KENNETH D. PETERSON, JR.
Name: Kenneth D. Peterson, Jr.
Title: Chief Executive Officer
Address:	203 S. E. Park Plaza Drive
Suite 270 Vancouver,
Washington 98684
Fax:	(360) 816-1841

Investor:
EVEREST SPECIAL SITUATIONS FUND L.P.
By:	MAOZ EVEREST FUND MANAGEMENT LTD.,
its General Partner
By:	/s/ ELCHANAN MAOZ
Name: Elchanan Maoz
Title: Chairman and Chief Executive Officer
Address:	Platinum House
21 Ha’arbaa Street
Tel Aviv 64739, Israel
Fax:	011-972-3-685-8557

EXHIBIT A

PURCHASERS:

Columbia Ventures Corporation

Everest Special Situations Fund L.P.

ANNEX C

ARTICLES OF AMENDMENT OF THE

THIRD RESTATED ARTICLES OF INCORPORATION

OF

METRO ONE TELECOMMUNICATIONS, INC.

Pursuant to the provisions of the Oregon Business Corporation Act, O.R.S §60.447, the undersigned officer of Metro One Telecommunications Inc., an Oregon corporation (hereinafter called the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST:                                      The name of the Corporation is Metro One Telecommunications, Inc.

SECOND:       A new Section D of Article IV of the Third Restated Articles of Incorporation of the Corporation, as amended (the “Restated Articles of Incorporation”) is amended to read in its entirety as follows:

“D.       Terms of Series A Convertible Preferred Stock.

1.          Designation and Amount.   The first series of Preferred Stock shall be designated as Series A Convertible Preferred Stock (“Series A Preferred”) and the number of shares constituting such series shall be 1,385. The Series A Preferred shall have no par value.

2.          Dividend Provisions.

(a)        Cumulative Dividend Preference Amount.   The holders of Series A Preferred shall be entitled to receive out of any assets legally available therefor, cumulative dividends at the rate of $400 per annum per share of Series A Preferred then held by them (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like (collectively, “Stock Split Changes” with respect to the Series A Preferred) payable in cash on each anniversary of the Series A Original Issue Date (as defined below). Such dividends shall be cumulative so that, if at any time dividends on the outstanding Series A Preferred at the rate set forth above shall not have been paid, the amount of the deficiency shall be fully paid before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation. Any accumulation of dividends on the Series A Preferred shall not bear interest.

(b)        Other Distributions.   In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness (except, in each case, in connection with a liquidation, dissolution or winding up of the Corporation or a Change of Control Event), then, in each such case the holders of Series A Preferred shall be entitled to a proportionate share of any such distribution as though the holders of Series A Preferred were the holders of the number of shares of Common Stock into which their respective shares of Series A Preferred were convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

3.          Liquidation Preference.

(a)        Preference Amount.   In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred then held by them equal to (i) $10,000 for each outstanding share of Series A Preferred, as adjusted for Stock Split Changes with respect to the Series A Preferred (the “Original Series A Price”) plus (ii) an amount equal to any accrued and, without duplication, declared but unpaid, dividends on such share (as adjusted for Stock Split Changes with respect to the Series A Preferred) (such total amount being the “Series A Liquidation Preference Amount”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred shall be insufficient to permit the payment to such holders of the aggregate Series A Liquidation Preference Amount, then the entire assets and funds of the Corporation legally available for distribution to the shareholders of the Corporation shall be distributed ratably among the holders of Series A Preferred in proportion to the preferential amount each holder would otherwise be entitled to receive.

(b)        Remaining Assets.   Upon the completion of the distribution required by Section 3(a), the remaining assets and funds of the Corporation legally available for distribution to the shareholders of the Corporation shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(c)        Deemed Liquidation.   For purposes of this Section 3, a Change of Control Event shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation if so elected by the holders of a majority of the then outstanding shares of Series A Preferred (the “Majority Series A Holders”). A “Change of Control Event” means (i) a sale, conveyance or other disposition of all or substantially all of the property or business of the Corporation, or (ii) a merger or consolidation with or into any other entity, unless the shareholders of the Corporation immediately before the transaction own 50% or more of the voting stock of the acquiring or surviving corporation following the transaction (taking into account, in the numerator, only stock of the Corporation held by such shareholders before the transaction and stock issued in respect of such prior-held stock of the Corporation), or (iii) any other transaction which results in (assuming an immediate and maximum exercise/conversion of all derivative securities issued in the transaction) the holders of the Corporation’s capital stock as of immediately before the transaction owning less than 50% of the voting power of the Corporation’s capital stock as of immediately after the transaction. A series of related transactions shall be deemed to constitute a single transaction, and where such transactions involve securities issuances, they shall be deemed “related” if under applicable securities laws they would be treated as integrated.

4.          Redemption.

(a)        Redemption Date and Price.   The Corporation may, upon approval of the disinterested members of the Board not appointed by the shares of Series A Preferred, on any date or dates (each a “Redemption Date”) on or after the two (2) year anniversary of the date on which any shares of Series A Preferred were first issued (“Series A Original Issue Date”) (provided that funds are legally available to do so), redeem all or any portion of the outstanding Series A Preferred by paying in cash therefor a sum equal to the full Series A Liquidation Preference Amount per share as of the Redemption Date (the “Redemption Price”). Any partial redemption effected pursuant to this Section 4 shall be made on a pro rata basis among the holders of Series A Preferred in proportion to the number of shares of Series A Preferred then held by each.

(b)        Redemption Procedure.   At least 15 but no more than 30 days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A Preferred to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the

Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 4(c), on or after the Redemption Date, each holder of Series A Preferred to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)        Effect of Redemption; Insufficient Funds.   From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred designated for redemption in the Redemption Notice as holders of such Series A Preferred (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If funds of the Corporation legally available for redemption of shares of Series A Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their total Redemption Price applicable to their shares of Series A Preferred which are subject to redemption on such Redemption Date. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

5.          Conversion.

(a)        Right to Convert; Conversion Formula.   Each share of Series A Preferred shall be convertible at the option of the holder thereof, at any time 60 days following the Series A Original Issue Date at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Liquidation Preference Amount by the Series A Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (such ratio being the “Conversion Rate”). The “Series A Conversion Price” shall initially be $1.78; provided, however, that the Series A Conversion Price shall be subject to adjustment as set forth in Section 5(d).

(b)        Automatic Conversion.

(i)         By the Holders.   Upon the election of the Majority Series A Holders at any time, all Series A Preferred then outstanding (or any pro rata portion thereof designated by the Majority Series A Holders in such election) shall automatically be converted into shares of Common Stock at the Conversion Rate in effect on the date of such election.

(ii)       By the Corporation.   Upon the election of the Corporation (with the approval of a majority of the disinterested members of the Board) at any time after the Common Stock has been traded on The NASDAQ Stock Market (or successor exchange or market) (“NASDAQ”) with a volume weighted average closing price in excess of four dollars ($4.00) (as adjusted for Stock Split Changes after the date hereof) for twenty (20) consecutive business days following the six (6) month anniversary of the Series A Original Issue Date, all Series A Preferred then outstanding (or any portion thereof designated by the Corporation in such election) shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect on the date of such election.

(c)        Mechanics of Conversion.   Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, but in no event more than five business days thereafter, issue and deliver at such office to such holder of Series A Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Series A Preferred to be converted, or (ii) if applicable, at the time of automatic conversion specified in Section 5(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act pursuant to a contractual right granted to the holders of Series A Preferred, then the conversion may be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.

(d)        Conversion Price Adjustments of Series A Preferred for Certain Dilutive Issuances; Splits and Combinations.   The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(i)         Definitions.   For purposes of this Section 5, the following definitions apply:

(1)        “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below).

(3)        “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(3)        “Additional Shares” shall mean all shares of Common Stock issued (or deemed to have been issued pursuant to Section 5(d)(iii)) by the Corporation after the Series A Original Issue Date, other than:

(A)       Shares of Common Stock, Preferred Stock or Options issued or issuable as a dividend or distribution on the Series A Preferred or that are issued pursuant to a transaction described in Section 5(e) hereof;

(B)       Shares of Common Stock or Options issuable or issued to employees, consultants or directors of the Corporation pursuant to a stock option plan, employee stock purchase plan or restricted stock plan approved by the Board or a committee thereof;

(C)       Shares of Common Stock or Preferred Stock issuable upon exercise of Options or Convertible Securities that are outstanding as of the date of these Articles of Amendment; and

(D)       Shares of Series A Preferred, Options or Convertible Securities that are exercisable for or convertible into shares of Series A Preferred, or shares of Common Stock or other securities issuable directly or indirectly upon exercise or conversion of any of the foregoing.

(ii)       No Adjustment of Conversion Price.   Any provision herein to the contrary notwithstanding, no adjustment of the Series A Conversion Price shall be made with respect to the issuance of Additional Shares unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issuance.

(iii)      Deemed Issuance of Additional Shares.   In the event that the Corporation should at any time or from time to time after the Series A Original Issue Date, issue any Options or Convertible Securities, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares issued as of the time of such issuance, provided that in any such case in which Additional Shares are deemed to be issued the following provisions shall apply:

(1)        No further adjustments in the Series A Conversion Price shall be made upon the subsequent issuance of such Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)        If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issuance thereof and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred);

(3)        Upon the expiration or termination of any unexercised Option, the Series A Conversion Price, to the extent in any way affected by or computed using such Option, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Convertible Securities which remain in effect) actually issued upon the exercise of such Option;

(4)        In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price then in effect shall forthwith be readjusted to such Series A Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

(5)        No readjustment pursuant to clause (2) or (4) above shall have the effect of increasing the Series A Conversion Price, to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares between the original adjustment date and such readjustment date.

In the event the Corporation, after the Series A Original Issue Date amends any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on such Series A Original Issue Date or were issued after such Series A Original Issue Date) to increase the number of shares issuable thereunder or decrease the consideration to be paid upon exercise or conversion thereof, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Series A Original Issue Date and the provisions of this Subsection 5(d)(iii) shall apply.

(iv)       Adjustment of Conversion Price Upon Issuance of Additional Shares.

(1)        Limited One-Year Ratchet Price Adjustment.   If the Corporation should issue (or be deemed to have issued pursuant to Section 5(d)(iii)), at any time or from time to time prior to the one year anniversary of the date of the initial shareholder meeting of the Company seeking to obtain NASDAQ Shareholder Approval (as defined below), any Excess Additional Shares (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately before the issuance of such Excess Additional Shares, the Conversion Price in effect immediately before such event shall automatically be adjusted to a price equal to the price paid per share for such Excess Additional Shares in such issuance. As used herein, the term “Excess Additional Shares” means Additional Shares issued for an aggregate consideration (determined in accordance with Section 5(d)(v) below) in excess of $2,000,000.

(2)        Weighted Average Conversion Price Adjustment.   If the Corporation should issue other than pursuant to Section 5(d)(iv)(1) above, at any time or from time to time after the Series A Original Issue Date, Additional Shares in an offering without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issuance, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) which shall be determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of Additional Shares, including the number of shares of common stock deemed issued pursuant to Section 5(d)(iii) above (together, the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Shares.

(v)        Determination of Consideration.   For purposes of this Section 5, the consideration received by the Corporation for the issuance of any Additional Shares shall be computed as follows:

(1)        In the case of the issuance of Additional Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(2)        In the case of the issuance of the Additional Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

(3)        The consideration per share received by the Corporation for Additional Shares deemed to have been issued pursuant to Section 5(d)(iii) (relating to Options and Convertible Securities), shall be the minimum aggregate amount of additional consideration (as set forth in instruments relating thereto) payable to the Corporation upon the exercise of such Options and the conversion or exchange of such Convertible Securities (as the case may be), including the amounts received by the Corporation as consideration for the issuance of such Options or Convertible Securities.

(vi)       NASDAQ Limitation.   If on any date of conversion of shares of Series A Preferred, whether pursuant to Section 5(a) or Section 5(b):

(1)        the number of shares of Common Stock to be issued upon the conversion of the Series A Preferred, combined with all other issuances of Common Stock which, under the requirements of NASDAQ, are required to be aggregated with such issuance for determining the need of shareholder approval, such shareholder approval to comply with the applicable rules and regulations of NASDAQ (“NASDAQ Shareholder Approval”) for the listing of the shares to be issued on NASDAQ, would equal or exceed 19.9% of the total number of shares of Common Stock outstanding immediately prior to the Series A Original Issue Date (the “Issuable Maximum”), and

(2)        the issuance of shares of Common Stock in excess of the Issuable Maximum is required to be, but has not been, approved by the shareholders of the Company in accordance with the applicable rules and regulations of NASDAQ then, notwithstanding anything in these Articles of Amendment to the contrary, to the extent that the conversion of the Series A Preferred would result in the issuance of shares of Common Stock in excess of the Issuable Maximum, the shares of Common Stock in excess of the Issuable Maximum shall not be issued and the Company shall use its best efforts to obtain the NASDAQ Shareholder Approval applicable to such issuance as soon as possible, but in any event not later than the 120th day after such conversion request or automatic conversion election.

(e)        Adjustments to Conversion Price for Dividends, Stock Splits, Subdivisions and Combinations.   In the event that the Corporation at any time or from time to time after the Series A Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable solely in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a split or subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(f)         Other Distributions.   In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(d)(iii), then, in each such case for the purpose of this Section 5(f), the holders of the Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(g)        Recapitalizations.   If at any time or from time to time there shall be a recapitalization of the Common Stock or  merger or sale of assets transaction (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or in Section 3), provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which such holder would have been entitled receive if all shares of Series A Preferred had been converted into Common Stock immediately prior to such recapitalization or merger or sale of assets transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred after the recapitalization or merger or sale of assets transaction to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect) shall be applicable after that event as nearly equivalent as may be practicable.

(h)        No Impairment.   The Corporation will not, by amendment of the Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(i)         No Fractional Shares; Certificate as to Adjustments.

(i)         No fractional share shall be issued upon the conversion of any share or shares of the Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

(ii)       Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred.

(j)         Notices of Record Date.   In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k)        Reservation of Stock Issuable Upon Conversion.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, in addition to such other remedies as shall be available to the holder of Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Amendment.

(l)         Notices.   Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred shall be deemed given when deposited in the United States mail, postage prepaid, or when sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at his address appearing on the books of the Corporation.

(m)      Restrictions on Convertibility.   Notwithstanding anything the contrary in these Restated Articles of Incorporation, (i) shares of Series A Preferred that are issued to a person that is an Affiliate of the Corporation on the date of such issuance, or are issuable upon conversion or exercise of derivative securities (such as convertible promissory notes or warrants) that are issued to a person that is an Affiliate of the Corporation on the date of such issuance (collectively “Affiliate Shares”) shall not be convertible into shares of Common Stock prior to the date that such issuances are approved by the holders of a majority of the Common Stock of the Corporation; and (ii) shares of Series A Preferred that are issued to a person that holds 10% or more of the Corporation’s outstanding capital stock on the date of such issuance, or are issuable upon conversion or exercise of derivative securities (such as convertible promissory notes or warrants) that are issued to a person that holds 10% or more of the Corporation’s outstanding capital stock on the date of such issuance, shall not, prior to the date that such issuances are approved by the holders of a majority of the Common Stock of the Corporation, be convertible into shares of Common Stock in an amount that, when aggregated with the number of shares of Common Stock then held by such holder, would exceed 19.9% of the number of shares of the Corporation’s Common Stock then outstanding. For purposes of these Restated Articles of Incorporation the term “Affiliate” shall have the meaning ascribed to it under Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.

6.          Voting Rights.

(a)        Voting Rights Generally.   Except as expressly provided by these Articles of Amendment or as provided by law, the holders of Series A Preferred shall have the same right to vote on all matters on which the holders of Common Stock have the right to vote and the holders of Series A Preferred shall be entitled to notice of any shareholders’ meeting or action as to such matters on the same basis as the holders of Common Stock, and the holders of Common Stock and Series A Preferred shall vote together thereon as if a single class on all such matters; provided, however, that the Series A Preferred shall not be entitled to vote in the NASDAQ Shareholder Approval. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Series A Preferred shall be entitled to the number of votes per share equal to the quotient obtained by dividing (A) the Series A Conversion Price by (B) $2.08 for each share of Common Stock into which such shares of Series A Preferred could be converted (whether or not then eligible for conversion). Notwithstanding the foregoing or any other provision of these Articles of Amendment, prior to NASDAQ Shareholder Approval, a holder of Series A Preferred that holds 10% or more of the Corporation’s outstanding capital stock shall not be permitted to exercise voting power, with respect to all shares of the Corporation’s capital stock held by such holder, that exceeds 19.9% of the total voting power of the Corporation. Fractional votes of the Series A Preferred shall be permitted when the Series A Preferred votes as a class. Fractional votes of the Series A Preferred shall not, however, be permitted when the Series A Preferred and Common Stock vote together as if in a single class and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded downward to the nearest whole number.

(b)        Limited Right to Elect Two Series A Directors.   Following the Series A Original Issue Date, so long as at least 203 shares of Series A Preferred remain outstanding (as adjusted for Stock Split Changes with respect to the Series A Preferred) the holders of Series A Preferred, voting separately as a class, shall be entitled to elect two (2) members of the Board. The holders of Common Stock, voting separately as a class, shall be entitled to elect the remaining members of the Board at each meeting of the Corporation’s shareholders for the election of directors.

(c)        Limited Right to Elect Additional Series A Director(s).   Following the first date that at least at least 540 shares of Series A Preferred are outstanding (as adjusted for Stock Split Changes with respect to the Series A Preferred), but only so long as at least 540 shares of Series A Preferred remain outstanding (as adjusted for Stock Split Changes with respect to the Series A Preferred), the holders of Series A Preferred, voting separately as a class, shall be entitled to elect such number of directors as may be necessary to comprise a majority of the total number directors fixed by the Board or the Corporation’s Bylaws from time to time (including the directors elected pursuant to Section 6(b) above).

(d)        Action by Less than Unanimous Written Consent.   Any action required or permitted to be taken by the holders of the Series A Preferred acting as a separate class at any meeting of the Corporation’s shareholders may be taken without a meeting or a vote if the action is taken by the holders of Series A Preferred holding of record, or otherwise entitled to vote, in the aggregate no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred entitled to vote on the action were present and voted. To the extent prior notice is required by law, any advance notice required by statute to be given to nonconsenting holders of Series A Preferred shall be made at least one (1) business day prior to the effectiveness of the action, or such longer period as required by law. The form of this notice shall be sufficient to appraise the nonconsenting holders of Series A Preferred of the nature of the action to be effected, in a manner approved by the directors of the Corporation or by the committee or officers to whom the Board of Directors has delegated that responsibility.

7.          Protective Provisions.

(a)        Approval Required.   For so long as the Requisite Amount of Series A Preferred remains outstanding (as defined below in this Section 7), the Corporation shall not without first obtaining the approval of the holders of a majority of the then outstanding shares of Series A Preferred (voting separately as a class):

(i)         authorize to issue or obligate itself to issue equity securities (or any equity or debt securities convertible into equity securities) ranking senior to or pari passu with the Series A Preferred with respect to dividends, redemption or rights upon liquidation;

(ii)       declare or pay any dividends on the Common Stock;

(iii)      redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to the original terms of such agreements, or such modified terms as have been agreed to by the Board;

(iv)       cause the Corporation to incur any indebtedness other than in the ordinary course or pursuant to credit facilities in existence on the Series A Original Issue Date, in either case in an amount not to exceed $1,000,000 in the aggregate;

(v)        consummate a Change of Control Event;

(vi)       increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred;

(vii)     alter or change the rights, preferences or privileges of the Series A Preferred so as to affect materially and adversely such shares;

(viii)    change the authorized number of directors of the Corporation;

(ix)       effect any amendment or waiver (by reclassification, merger or otherwise) of any provision of these Restated Articles of Incorporation or bylaws that adversely affects the Series A Preferred;

(x)        adopt or amend any equity incentive plan, or issue any stock options outside of any equity incentive plan, unless otherwise approved by the directors elected pursuant to Section 6(b) and (if applicable) Section 6(c) above; or

(xi)       effect any voluntary dissolution or liquidation of the Company.

(b)        Definition of “Requisite Amount”.   The term “Requisite Amount” shall mean (i) 203 shares of Series A Preferred (as adjusted for Stock Split Changes with respect to the Series A Preferred) prior to the one (1) year anniversary of the Series A Original Issue Date, and (ii) 338 shares of Series A Preferred (as adjusted for Stock Split Changes with respect to the Series A Preferred) on and following the one (1) year anniversary of the Series A Original Issue Date.

8.          Status of Converted and Redeemed Stock.   In the event that any shares of Series A Preferred shall be redeemed pursuant to Section 4 or converted pursuant to Section 5, the shares so redeemed or converted shall be retired and canceled. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions set forth in the Restated Articles of Incorporation, but shall not be reissuable as shares of Series A Preferred.

THIRD:   The foregoing amendment to the Restated Articles of Incorporation  was adopted by the Board of Directors of the Corporation at a meeting held on June 1, 2007.

FOURTH:   As provided in Section B of Article IV of the Restated Articles of Incorporation shareholder approval of the foregoing amendment was not required.

FIFTH:   The foregoing amendment is effective on filing.

*   *   *

These Articles of Amendment are hereby executed at Beaverton, Oregon on June 4, 2007, by a duly authorized officer of the Corporation.

METRO ONE TELECOMMUNICATIONS, INC.
/s/ GARY E. HENRY
Gary E. Henry
President and Chief Executive Officer

Proxy for Holders of Series A Convertible Preferred Stock of
Metro One Telecommunications, Inc.
Annual Meeting of Shareholders
August 14, 2007

This Proxy is solicited on behalf of the
Board of Directors of Metro One Telecommunications, Inc.

The undersigned holder of record of series A convertible preferred stock of Metro One Telecommunications, Inc., an Oregon corporation (“Metro One”), hereby appoints Gary E. Henry and William Hergenhan, or either of them (the “Proxies”), with full power of substitution, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on August 14, 2007, at Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon, 97007, or any adjournments or postponements thereof upon the matters listed herein, and in their discretion, upon such other matters as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless direction is given, this Proxy will be voted “FOR” the election of each of the nominees listed in Proposal I as directors of Metro One, “FOR” ratification of the selection of BDO Seidman, LLP as Metro One’s independent registered public accounting firm as set forth in Proposal III, and in accordance with the discretion of the Proxies as to other matters. The undersigned hereby acknowledges receipt of Metro One’s Notice of Annual Meeting of Shareholders and Proxy Statement dated July 6, 2007 and hereby revokes any proxy or proxies previously given.

(Continued, and to be marked, dated and signed, below)

				Mark Here for Address Change or Comments			☐

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT		FOR	AGAINST	ABSTAIN
I. Election of Directors Nominees as Class III Directors	☐	☐	☐	III. Proposal to ratify the selection of BDO Seidman, LLP as Metro One’s independent registered public accounting firm for the year ending December 31, 2007	☐	☐	☐
						YES	NO
01 Jonathan A. Ater				Please indicate if you plan to attend this meeting		☐	☐
02 Kenneth D. Peterson, Jr.

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Please sign, date and return this Proxy Form today in the enclosed preaddressed envelope, which requires no postage, if mailed in the U.S.A.

If you receive more than one Proxy Form, please sign and return all such cards in the accompanying envelope.

Signature			Signature		Date

Please sign exactly as your name appears on this Proxy Form.  If shares are registered in more than one name, all such persons should sign.  A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such.  If a partnership, please sign in the partnership name by authorized person(s).

Proxy for Holders of Common Stock of
Metro One Telecommunications, Inc.
Annual Meeting of Shareholders
August 14, 2007

This Proxy is solicited on behalf of the
Board of Directors of Metro One Telecommunications, Inc.

The undersigned holder of record of common stock of Metro One Telecommunications, Inc., an Oregon corporation (“Metro One”), hereby appoints Gary E. Henry and William Hergenhan, or either of them (the “Proxies”), with full power of substitution, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on August 14, 2007 at Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon, 97007, or any adjournments or postponements thereof upon the matters listed herein, and in their discretion, upon such other matters as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless direction is given, this Proxy will be voted “FOR” approval of the issuance of additional shares in connection with a financing transaction as set forth in Proposal II, “FOR” ratification of the selection of BDO Seidman, LLP as Metro One’s independent registered public accounting firm as set forth in Proposal III, and in accordance with the discretion of the Proxies as to other matters. The undersigned hereby acknowledges receipt of Metro One’s Notice of Annual Meeting of Shareholders and Proxy Statement dated July 6, 2007 and hereby revokes any proxy or proxies previously given.

(Continued, and to be marked, dated and signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Metro One Telecommunications, Inc. account online.

Access your Metro One Telecommunications, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Metro One Telecommunications, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT****

www.melloninvestor.com/isd//

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:                      1-800-370-1163

					Mark Here	☐
for Address
Change or
Comments

PLEASE SEE REVERSE SIDE

II. Proposal to approve the issuance of additional shares in connection with a financing transaction.			Please sign, date and return this Proxy Form today in the enclosed, preaddressed envelope, which requires no postage, if mailed in the U.S.A.

FOR	AGAINST	ABSTAIN
☐	☐	☐
If you receive more than one Proxy Form, please sign and return all such cards in the accompanying envelope.

III. Proposal to approve the issuance of additional shares in connection with a financing transaction.

FOR	AGAINST	ABSTAIN		YES	NO
☐	☐	☐	Please indicate if you plan to attend this meeting	☐	☐

Signature	Signature	Date

Please sign above exactly as your name appears on this Proxy Form. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title a such. If a partnership, please sign in the partnership name by authorized person(s).

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mton Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement
on the internet at www.metro1.com